Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
INSULET CORPORATION,
NECTAR ACQUISITION I CORPORATION,
NEIGHBORHOOD HOLDINGS, INC.,
THE OTHER SUBSIDIARIES PARTY HERETO
and
THE STOCKHOLDERS’ REPRESENTATIVES
Dated as of June 1, 2011

i

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Company Stockholder Written Consents
Exhibit C	Registration Rights Questionnaire
Exhibit D	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
Exhibit E	Form of Stockholder Representation Letter
Exhibit F	Opinion of Goodwin Procter LLP

Annexes

Annex I	Stockholders

Schedules

Schedule 2.03(a)	Merger Consideration Payments; Designated Accounts
Schedule 2.03(b)	Adjustments to the Merger Consideration
Schedule 2.05	Payments to Optionholders
Schedule 3.01	Jurisdictions in which Company is Qualified to do Business
Schedule 3.03(b)(iii)	Options
Schedule 3.03(d)	Subsidiaries
Schedule 3.04(a)	Regulatory Approvals
Schedule 3.04(b)	Third Party Consents
Schedule 3.06(a)	Financial Statements
Schedule 3.06(b)	Internal Controls Deficiency Reports
Schedule 3.06(c)	Reports
Schedule 3.07	Absence of Certain Changes
Schedule 3.09(a)	Leases
Schedule 3.10	Undisclosed Liabilities
Schedule 3.11	Litigation; Proceedings
Schedule 3.12(a)	Material Contracts
Schedule 3.12(c)	Security Clearance
Schedule 3.13	Intellectual Property
Schedule 3.14	Insurance
Schedule 3.15(d)	Permits
Schedule 3.16(a)	Employees
Schedule 3.16(j)	Employee Plans
Schedule 3.18	Distributors; Third Party Payors
Schedule 3.19	Transactions with Affiliates
Schedule 5.11	Finders’ Fees
Schedule 6.01	Conduct of the Company’s Business Pending the Merger

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 1, 2011, is between Insulet Corporation, a Delaware corporation (“Parent”), Nectar Acquisition I Corporation a Delaware corporation and a wholly-owned Subsidiary of Parent (“MergerSub” and together with Parent, “Insulet”), Neighborhood Holdings, Inc., a Delaware corporation (“Holdings”), the wholly-owned Subsidiaries of Holdings set forth on Schedule 3.03(d) (together with Holdings, each in their individual capacity and collectively, “Company”) and Christopher Grant, Jr. and Thomas Cronin, solely in their capacities as the Stockholders’ Representatives (the “Stockholders’ Representatives”), of the stockholders of Holdings’ capital stock set forth on Annex I hereto (herein collectively referred to as the “Stockholders” and individually as a “Stockholder”). Parent and Company are sometimes referred to herein together as the “Parties” and each individually as a “Party.”
RECITALS:
     WHEREAS, Parent desires to acquire Company through a merger of MergerSub with and into Holdings; and
     WHEREAS, the respective Boards of Directors of Holdings, Parent and MergerSub each have determined that it is in the best interests of their respective stockholders and advisable for the MergerSub to merge with and into Holdings, on the terms and subject to the conditions of this Agreement;
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the Parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Definitions. As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions shall apply:
     “Affiliate” means, with respect to any Person, any Person controlling, controlled by, or under common control with such other Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “Agreement” has the meaning given in the Preamble.
     “Ancillary Agreements” means the Escrow Agreement and any other additional agreements to be entered into simultaneously with, or in contemplation of, this Agreement and delivered at the Closing.
     “Annual Financials” has the meaning given in Section 3.06(a).

     “Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.
     “Average Price” means with respect to any date the per share volume-weighted average price of the Parent Shares on The Nasdaq Global Market as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PODD.VQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the five trading days ending on the date in question, in each case determined in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session, and will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     “Balance Sheet” means the consolidated balance sheet of Holdings as of the Balance Sheet Date, as set forth on Schedule 3.06(a).
     “Balance Sheet Date” has the meaning given in Section 3.06(a).
     “Bankruptcy and Equity Exception” means except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     “Business” means any and all business conducted by any Company.
     “Business Day” means any day that is not Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Business Intellectual Property” means all Intellectual Property that is owned or held by or on behalf of any Company for use, or that is being, and/or has been, used, in the Business.
     “Certificate of Merger” has the meaning given in Section 2.02.
     “CHAP” has the meaning given in Section 3.22(g).
     “Closing” has the meaning given in Section 2.06.
     “Closing Average Price” has the meaning given in Section 2.03(c).
     “Closing Date” means June 1, 2011.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning given in the Preamble.
     “Company Certificate” has the meaning given in Section 2.03(d).
     “Company Customer Information” has the meaning given in Section 3.15(c).

     “Company Employee Plans” has the meaning given in Section 3.16(j).
     “Company Material Adverse Change” means any change that could reasonably be expected to be materially adverse to the business, assets, financial condition, results of operations or prospects of Company or the Business taken as a whole, or the ability of the Company to consummate the transactions contemplated hereby; provided, however, that a “Company Material Adverse Change” shall not be deemed to mean or include any such change to the extent arising as a result of: (i) general changes or developments in the industries in which the Company operates, except, in each case, to the extent those changes or developments disproportionately impact (relative to similarly situated businesses) the Company; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities, except in respect of any changes in Laws or interpretations to the extent such changes disproportionately impact (relative to similarly situated businesses) the Company, or changes in GAAP; (iii) any act or omission by the Company taken with the prior written consent of Parent in contemplation of the Merger; (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger; (v) the announcement, execution, delivery or performance of this Agreement or the identity of Parent, including, in any such case, the impact thereof on relationships with customers, suppliers or employees; or (vi) a change to the United States economy in general or global economic conditions that do not disproportionately affect the Company.
     “Company Stockholder Written Consents” has the meaning given in Section 6.02.
     “Company’s Knowledge”, “to Company’s Knowledge,” “aware,” “awareness” and words of similar import means the actual knowledge of Kathleen Belmonte, Thomas Cronin and William Haylon after consultation by such persons with the employees who perform policy making functions or otherwise make significant contributions to the Business.
     “Contingent Workers” has the meaning given in Section 3.16(b).
     “Contract” means any contract, agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or legally binding understanding, whether or not in writing.
     “Copyrights” means all copyrights in both published and unpublished works (whether or not registered), including without limitation all compilations, databases and computer programs, software, firmware and documents, records and files relating to design, end user documentation and manuals, manufacturing, quality control, sales, marketing or customer support and other documentation and all applications, registrations and renewals in connection therewith, and all derivatives, translations, adaptations and combinations of the foregoing.
     “Designated Accounts” has the meaning given in Section 2.03(a).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Disclosure Schedules” has the meaning given in the preamble to Article III.
     “Dissenting Shares” has the meaning given in Section 2.03(d).

     “Dissenting Stockholder” has the meaning given in Section 2.03(d).
     “Effective Time” has the meaning given in Section 2.02.
     “Employee Plan” has the meaning given in Section 3.16(j).
     “Environmental Laws” has the meaning given in Section 3.17.
     “Environmental Liabilities” has the meaning given in Section 3.17.
     “Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.
     “ERISA” has the meaning given in Section 3.16(j).
     “ERISA Affiliate” has the meaning given in Section 3.16(j).
     “Escrow Agent” means the escrow agent that is a signatory to the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, among the Escrow Agent, the Stockholders’ Representatives and Parent to be entered into on the Closing Date.
     “Escrow Amount” has the meaning given in Section 2.07.
     “Escrow Consideration” means the portion of the Escrow Fund that is distributable to the holders of the Holdings Shares and the Optionholders in accordance with the terms of the Escrow Agreement.
     “Escrow Fund” means the fund, initially consisting of the Escrow Amount, to be governed by the terms set forth herein and the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Date” has the meaning given in Section 12.01(b).
     “Financial Statements” has the meaning given in Section 3.06(a).
     “GAAP” means generally accepted accounting principles in effect in the United States as of the date hereof.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, national, supranational, provincial, state or local, domestic or foreign, including any carrier, fiscal intermediary, fiscal agent or other entity acting as an agent on behalf of any of the foregoing with responsibility for regulating, licensing, certifying, surveying, authorizing, permitting, paying, recouping overpayments, fining, excluding, or taking any enforcement action against health care service providers, the Department of Public Health

(or similar departments or agencies) in any State where any Company runs the Business, and in respect of the Medicaid and TRICARE programs, the respective fiscal and TRICARE intermediary.
     “Hazardous Materials” has the meaning given in Section 3.17.
     “Health Care Laws” means applicable requirements of Title XVIII of the Social Security Act 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. §1320a-7; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (“HIPAA”); the Patient Protection and Affordable Care Act; the Health Care Fraud Enforcement Act of 2009, and all applicable amendments, implementing regulations, rules, ordinances, judgments and orders; and all applicable federal, state and local licensing, certificate of need, regulatory and reimbursement statutes, regulations, rules, ordinances, orders and judgments applicable to healthcare service providers.
     “HITECH Act” has the meaning given in Section 3.13(h).
     “Holdings” has the meaning given in the Preamble.
     “Holdings Common Shares” means shares of Common Stock of Holdings, $0.0001 par value per share.
     “Holdings Series A Preferred Shares” means shares of Series A Preferred Stock of Holdings, $0.0001 par value per share.
     “Holdings Shares” has the meaning given in Section 2.03(d).
     “Indebtedness” means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by Company to any bank or other financial institution or other unaffiliated lender (including any lessor on a capital lease), any other outstanding obligations (including bank overdrafts) of Company to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease) as of the date hereof, the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, Company’s notes payable and any other obligations to any shareholder, former shareholder or any Affiliate of Company as of the date hereof, and Company’s obligations, contingent or otherwise, under factoring arrangements entered into by Company. For the avoidance of doubt, “Indebtedness” shall not include trade payables or other accrued expenses.
     “Indemnified Party” has the meaning given in Section 12.04(a).

     “Indemnifying Party” has the meaning given in Section 12.04(a).
     “Intellectual Property” means any and all of the following as they exist throughout the world, whether tangible or intangible:
          (a) Patents, Trademarks, Copyrights and Trade Secrets, and all goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties relating to any of the foregoing; and
          (b) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing intellectual property described in (a) above.
     “Interested Person” with respect to any Party, means any officer, director or shareholder of such Party or any Affiliates of any of the foregoing.
     “IRS” means the U.S. Internal Revenue Service.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, rule, regulation, ordinance, code, requirement or interpretation of any Governmental Entity and any Order.
     “Leases” has the meaning given in Section 3.09(a).
     “Licenses-In” has the meaning given in Section 3.13(a).
     “Licenses-Out” has the meaning given in Section 3.13(a).
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien (other than liens for Taxes that are not yet due and payable) or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Company or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than Permitted Liens.
     “Losses” has the meaning given in Section 12.02.
     “Make Whole Payment” has the meaning given in Section 2.03(c).
     “March 31 Financials” has the meaning given in Section 3.06(a).
     “Material Contracts” has the meaning given in Section 3.12(a).
     “Merger” has the meaning given in Section 2.01.
     “Merger Consideration” has the meaning given in Section 2.03(a).
     “Merger Transaction Expenses” means all fees, costs and expenses of any Company incurred in connection with the Merger, including any fees, costs or expenses incurred to obtain any consents, waivers or approvals required to be obtained by any Company pursuant to

Section 8.01 and any fees and expenses of the Company’s counsel, accountants and other third parties with respect to this Agreement.
     “Mutual Confidentiality Agreement” has the meaning given in Section 6.04.
     “Notice of Claim” has the meaning given in Section 12.04(a).
     “Offering Notice” has the meaning given in Section 7.02(b).
     “Optionholders” has the meaning given in Section 2.05.
     “Options” has the meaning given in Section 2.05.
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.
     “Organizational Documents” means certificates of incorporation, bylaws, corporate seals, minute books, capital stock books and other corporate or comparable organizational records.
     “Parties” has the meaning given in the Preamble.
     “Parent” has the meaning given in the Preamble.
     “Parent Financials” has the meaning given in Section 5.06(b).
     “Parent Material Adverse Change” means any change that could reasonably be expected to be materially adverse to the business, assets, financial condition, results of operations or prospects of Parent and its subsidiaries taken as a whole, or the ability of Parent or MergerSub to consummate the transactions contemplated hereby; provided, however, that a “Parent Material Adverse Change” shall not be deemed to mean or include any such change to the extent arising as a result of: (i) general changes or developments in the industries in which Parent and its subsidiaries operate, except, in each case, to the extent those changes or developments disproportionately impact (relative to similarly situated businesses) Parent and its subsidiaries, taken as a whole; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities, except in respect of any changes in Law or interpretations to the extent those changes disproportionately impact (relative to similarly situated businesses) Parent and its subsidiaries, taken as a whole, or changes in GAAP; (iii) any costs or expenses reasonably incurred or accrued in connection with the Merger; (iv) the announcement, execution, delivery or performance of this Agreement or the identity of Holdings, including, in any such case, the impact thereof on relationships with customers, suppliers or employees; or (iii) a change to the United States economy in general or global economic conditions that do not disproportionately affect Parent and its subsidiaries, taken as a whole.
     “Parent SEC Reports” has the meaning given in Section 5.06(a).

     “Parent Shares” means shares of the Parent’s Common Stock, $0.001 par value per share.
     “Patents” means all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications (including provisional applications) and patent disclosures, together with all reissuances, continuations, continuations in part, divisions, revisions, extensions and re-examinations thereof.
     “Payment Programs” has the meaning given in Section 3.22(a).
     “Per Share Escrow Consideration” means, with respect to each distribution of Escrow Consideration, the quotient of the amount of such Escrow Consideration divided by the sum of (i) that number of Holdings Common Shares issued and outstanding immediately prior to the Effective Time, (ii) the number of Holdings Common Shares issuable upon conversion of the issued and outstanding Holdings Series A Preferred Shares immediately prior to the Effective Time and (iii) that number of Holdings Common Shares that are subject to issuance upon the exercise of Options vested (or that automatically vest in connection with the Merger) immediately prior to the Effective Time.
     “Per Share Net Proceeds” means the per share proceeds to the Selling Stockholders (before Stockholder Offering Expenses and net of the Per Share Underwriting Discount) from the Proposed Secondary Offering as set forth on the cover page of the prospectus supplement relating to the Proposed Secondary Offering.
     “Per Share Underwriting Discount” means the underwriting discount and commission per share set forth on the cover page of the prospectus supplement relating to the Proposed Secondary Offering.
     “Permit” means any license, permit, certification, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity, including all authorizations necessary for Company or the Business to obtain reimbursement under the Payment Programs.
     “Permitted Liens” shall mean (i) mechanic’s and other similar statutory liens that are not material in nature or amount, (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent and that are fully reserved for in the Financial Statements or that are being contested in good faith and that are reserved for on the Balance Sheet, (iii) liens for which adequate accruals or reserves have been established on the Balance Sheet, (iv) Liens that do not materially detract from the value of the property as now used, or materially interfere with any present use of the property or (iv) restrictions on transfers of securities under applicable securities Laws.
     “Person” means an individual, corporation, partnership, limited liability company, association, cooperative, joint stock company, trust, joint venture or other entity or organization, including a Governmental Entity.
     “Personal Data” has the meaning given in Section 3.13(h).

     “Personal Property” has the meaning given in Section 3.08(a).
     “Plant Closing Law” means the Federal Worker Adjustment and Retraining Notification Act or any similar state Law.
     “Pre-Closing Period” has the meaning given in Section 6.01(a).
     “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
     “Pricing Day Closing Price” has the meaning given is Section 2.03(c)
     “Privacy Requirements” has the meaning given in Section 3.13(h).
     “Proposed Secondary Offering” has the meaning given in Section 7.02(a).
     “Real Property” means all real property used or held by any Company for use in connection with the Business, in each case, together with all buildings, fixtures and improvements erected thereon.
     “Registrable Securities” has the meaning given in Section 7.02(a).
     “Registration Statement” has the meaning given in Section 7.02(a).
     “Representatives” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.
     “Required Financial Statements” means those consolidated financial statements of Holdings required to be filed by Parent with the SEC pursuant to Item 9.01(a) of Form 8-K with respect to the Merger.
     “Requisite Stockholder Approval” has the meaning given in Section 10.01(a).
     “Restated Certificate” has the meaning given in Section 3.03(b)(i).
     “Restraints” has the meaning given in Section 10.01(b).
     “SEC” means the U.S. Securities Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Stockholders” means those Stockholders who sell in the Proposed Secondary Offering all or any portion of the Parent Shares received by them pursuant to the Merger.
     “Stockholder Offering Expenses” means all fees and expenses incurred by the Selling Stockholders in connection with the Proposed Secondary Offering, including fees of counsel and other third-parties; provided that Stockholder Offering Expenses shall not include the Underwriting Discount.

     “Stockholders’ Representative” has the meaning given in Section 2.08(a).
     “Straddle Period” has the meaning given in Section 9.03.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or Equity Securities.
     “Surviving Corporation” has the meaning given in Section 2.01.
     “Surviving Representations” has the meaning given in Section 12.01(b).
     “Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, recording, greenmail, license, withholding, estimated, payroll, employment, social security (or similar), disability, excise, severance, stamp, occupation, premium, real property, personal property, environmental (including under Code section 59A) or windfall profit tax, customs duty or other tax together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment, schedule or attachment thereto, and including any amendment thereof.
     “Third Party Consent” has the meaning given in Section 3.04(b).
     “Third Party IP Rights” has the meaning given in Section 3.13(d).
     “Third Party Payors” has the meaning given in Section 3.18.
     “Trademarks” means all rights in registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.
     “Trade Secrets” means all rights in trade secrets and confidential or proprietary information, ideas, research and development, know how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, algorithms, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals.
     “Transfer Taxes” means all federal, state, local and foreign sales, use, transfer, recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the payment of the Merger Consideration.

     “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
     “WARN Act” has the meaning given in Section 3.16(h).
     “WKSI” has the meaning given in Section 5.06(d).
ARTICLE II
THE MERGER
     2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, MergerSub and Holdings shall consummate a merger (the “Merger”) in which (a) MergerSub shall be merged with and into Holdings and the separate corporate existence of MergerSub shall thereupon cease, and (b) Holdings shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent and shall succeed to and assume all of the rights, properties, liabilities and obligations of Holdings and MergerSub in accordance with the DGCL. The Parties agree to treat the Merger as a taxable stock purchase for federal income tax purposes.
     2.02 Effective Time. Subject to the provisions of this Agreement, Parent and Holdings shall cause the Merger to be consummated by filing on the Closing Date a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective as of the time of acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware (the “Effective Time”).
     2.03 Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. By virtue of the Merger, and without any further action on the part of any Party hereto or holder thereof at the Effective Time, all Holdings Series A Preferred Shares and Holdings Common Shares issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired as of the Effective Time and converted solely into the right to receive the applicable Merger Consideration as follows:
          (a) The merger consideration payable to the holders of the Holdings Series A Preferred Shares and Holdings Common Shares outstanding immediately prior to the Effective Time on account thereof shall consist of the cash (as adjusted pursuant to Section 2.03(b))and Parent Shares set forth on Schedule 2.03(a) hereto, the Make-Whole Payment and the Per Share Escrow Consideration (the “Merger Consideration”). On the Closing Date, Parent shall (i) pay to the holders of Holdings Shares by wire transfer in immediately available funds the respective amounts set forth opposite their names on Schedule 2.03(a) hereto (as adjusted pursuant to Section 2.03(b)), such wires to be sent to the respective accounts and in accordance with the respective wire transfer instructions set forth on said Schedule 2.03(a) (the “Designated Accounts”); and (ii) cause to be issued to the holders of Holdings Shares that number of Parent Shares set forth on Schedule 2.03(a) hereto, such Parent Shares to be issued in the manner set forth on said Schedule 2.03(a).

          (b) The aggregate amount of the cash portion of the Merger Consideration, as set forth on Schedule 2.03(a) hereto, shall be increased by the aggregate exercise price in respect of all Options outstanding immediately prior to the Effective Time and reduced by the sum of the Merger Transaction Expenses and the amounts set forth on Schedule 2.03(b). Such adjustments to the aggregate amount of the cash portion of the Merger Consideration shall proportionately increase or reduce the amount of cash payable to each of the holders of the Holdings Shares pursuant to the respective allocation percentages set forth on Schedule 2.03(a).
          (c) If the Per Share Net Proceeds received by the Selling Stockholders in the Proposed Secondary Offering are less than the Average Price for the five-day trading period ending on the trading date immediately preceding the Closing Date (the “Closing Average Price”), then on the closing date of the Proposed Secondary Offering, Parent will pay in cash as additional Merger Consideration to each Stockholder an amount equal to the product of (i) the number of Parent Shares issued to such Stockholder on the Closing Date as set forth on Schedule 2.03(a), multiplied by (ii) the lesser of (A) the difference between the closing price of Parent Shares on The Nasdaq Global Market on the date the Proposed Secondary Offering is priced (which is the date of the underwriting agreement entered into in connection with the Proposed Secondary Offering, unless the Proposed Secondary Offering is priced intra-day, in which case such date shall be the trading date immediately prior to such date) (the “Pricing Day Closing Price”) and the Per Share Net Proceeds, or (B) 12.5% of the Pricing Day Closing Price (the “Make-Whole Payment”).
          (d) The Holdings Series A Preferred Shares together with Holdings Common Shares outstanding immediately prior to the Effective Time are hereinafter collectively referred to as the “Holdings Shares.” Each Holdings Share (other than any Holdings Shares that are held by stockholders exercising dissenters’ rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders,” and such Holdings Shares, the “Dissenting Shares”)) will be converted solely into the right to receive that portion of the Merger Consideration equal to the fraction, the numerator of which shall equal (i) in the case of a Holdings Common Share, one (1) and (ii) in the case of a Holdings Series A Preferred Share, the number of Holdings Common Shares issuable upon a conversion of such Holdings Series A Preferred Share, and the denominator of which shall equal the sum of (1) that number of Holdings Common Shares issued and outstanding immediately prior to the Effective Time, (2) the number of Holdings Common Shares issuable upon conversion of the issued and outstanding Holdings Series A Preferred Shares immediately prior to the Effective Time and (3) that number of Holdings Common Shares that are subject to issuance upon the exercise of Options vested (including Options that automatically vest in connection with the Merger) immediately prior to the Effective Time. All Holdings Shares shall, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise set forth herein, cease to be outstanding, be canceled and retired and cease to exist, and each holder of a certificate representing any such Holdings Shares (a “Company Certificate”) shall thereafter cease to have any rights with respect to such Holdings Shares, except its right to receive the respective portion of the Merger Consideration for such Holdings Shares upon the surrender of such certificate in accordance with this Section 2.03. Each holder of Holdings Shares shall surrender all Company Certificates held by such party as a condition to receiving the respective portion of the Merger Consideration to which such holder is entitled.

          (e) At the Effective Time, each share of MergerSub’s Common Stock shall be converted into one share of the Common Stock of the Surviving Corporation.
          (f) No interest shall accrue on the Merger Consideration (other than any that may be earned on investments of the Escrow Fund). Neither Parent nor any other Party hereto shall be liable to any holder of Holdings Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.
     2.04 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary, any Stockholder that is entitled to demand, and properly demands, appraisal of its Holdings Shares pursuant to, and complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. If any Dissenting Stockholder shall fail to perfect or shall have effectively waived, withdrawn or lost the right to dissent, Holdings Shares held by such Dissenting Stockholder shall thereupon be treated as though such Holdings Shares had been converted into the Merger Consideration pursuant to this Article II.
     2.05 Option Treatment. As of the Effective Time, all outstanding options to purchase Holdings Common Shares granted by Holdings pursuant to its stock option plans or otherwise (the “Options”), whether vested or unvested, whether or not exercisable, shall by virtue of the Merger be automatically canceled and retired and shall cease to exist and the sole right of the holders of the Options (“Optionholders”) with respect to such Options shall be the right to receive, in respect of those Options which are, or will be at the Closing, vested (or that automatically vest in connection with the Merger), payments in cash equal to (a) the respective amounts set forth opposite their names on Schedule 2.05 (as adjusted to reflect adjustments to the cash portion of the Merger Consideration pursuant to Section 2.03(b)), payable on the Closing Date minus the aggregate exercise price at which such Option is exercisable immediately prior to the Effective Time, and (b) the product of any Per Share Escrow Consideration multiplied by the number of Holding Common Shares issuable upon the exercise of the Options held by such Optionholder immediately prior to the Effective Time. All payments to Optionholders shall be treated as compensation when such consideration is actually paid, and each such payment shall be subject to and reduced by all applicable federal, state and local withholding Taxes. The Board of Directors of Holdings shall adopt such resolutions and take such actions as may be required to cause each Option outstanding at the Effective Time to be terminated in accordance with this Section 2.05.
     2.06 Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, the closing (the “Closing”) of the Merger shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109 on the Closing Date, or at such other time or place as Parent and Holdings may agree.
          (b) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

          (c) The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in MergerSub’s Certificate of Incorporation, except for Article I thereof, which shall continue to read “That the name of the corporation is ‘Neighborhood Holdings, Inc.” and (b) MergerSub’s By-laws in effect immediately prior to the Effective Time shall be Surviving Corporation’s By-laws; in each case until amended in accordance with the DGCL. At the Effective Time, the directors and officers of MergerSub shall become the directors and officers of the Surviving Corporation.
          (d) Contemporaneously with the execution and delivery of this Agreement, Parent shall deliver or cause to be delivered to Holdings the following items and the obligation of Holdings to consummate the transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions:
               (i) this Agreement, duly executed by Parent and MergerSub;
               (ii) the Escrow Agreement, duly executed by Parent; and
               (iii) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Company or its counsel.
     2.07 Escrow Agreement. On the Closing Date, Parent shall deliver to the Escrow Agent, Six Million Six Hundred Thousand Dollars ($6,600,000) in cash (the “Escrow Amount”) to be deposited in accordance with the terms of the Escrow Agreement. All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement. Parent shall be treated as the owner of the Merger Consideration to the extent held by the Escrow Agent, and all interest and earnings from the investment and reinvestment of the Merger Consideration held by the Escrow Agent, or any portion thereof, shall be included in the gross income of Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8. The Parties agree to treat as interest paid to the Stockholders the sum of (a) any amount distributed to the Stockholders in excess of the Escrow Amount attributable to the Stockholders and (b) without duplication, any interest that may be imputed on the amount distributed from the Escrow to the Stockholders, as required by Section 483 or 1274 of the Code. If and to the extent any funds deposited with the Escrow Agent are actually distributed to any Optionholder with respect to any Option, such funds shall be treated as compensation in accordance with Section 2.05.
     2.08 Stockholders’ Representative.
          (a) Thomas Cronin and Christopher Grant, Jr., acting unanimously together, are hereby designated to act as the representative, agent and attorney-in-fact for the Stockholders and their successors and assigns in accordance with this Section 2.08, effective immediately prior to the Effective Time, for all purposes under this Agreement (the “Stockholders’ Representative”), and the Stockholders’ Representative, by their signatures below, agrees to serve in such capacity.

          (b) Effective immediately prior to the Effective Time, in their capacity as Stockholders’ Representative, the Stockholders’ Representative shall have the power and authority to take such actions on behalf of each Stockholder as the Stockholders’ Representative, in its sole judgment, may deem to be in the best interests of the Stockholders or otherwise appropriate on all matters related to or arising from this Agreement. Such powers shall include, without limitation:
               (i) executing and delivering all certificates, consents and other documents contemplated by this Agreement or as may be necessary or appropriate to effect the Merger and other transactions contemplated hereby;
               (ii) giving and receiving notices and other communications relating to this Agreement;
               (iii) taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement;
               (iv) taking all actions necessary or appropriate in connection with any indemnification claim (as defined herein) pursuant to Article XI;
               (v) engaging attorneys, accountants, financial and other advisors, necessary or appropriate, in the sole discretion of the Stockholders’ Representative in the performance of its duties under this Agreement; and
               (vi) taking all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing.
          (c) The power of attorney appointing the Stockholder Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Stockholder shall not terminate or diminish the authority and agency of the Stockholders’ Representative.
          (d) If either Thomas Cronin or Christopher Grant, Jr. resigns or is unable to serve in their capacities as Stockholders’ Representative, then within ten (10) Business Days of the resignation or inability to serve by such individual, a majority in interest of Persons who were Stockholders immediately prior to the Effective Time will promptly designate another Person or Persons to serve in such capacity. The decisions and actions of any replacement Stockholders’ Representative shall be, for all purposes, those of the Stockholders’ Representative as if originally named herein. The Stockholders’ Representative shall not be liable to any Stockholder for any act done or omitted as Stockholders’ Representative, except to the extent that the Stockholders’ Representative was grossly negligent or engaged in willful misconduct. All fees and expenses, including for attorneys, accountants and financial and other advisors, paying agents and other persons and insurance, in each case necessary or appropriate and engaged by the Stockholders’ Representative in the performance of its duties under this Agreement shall be paid from the Escrow Fund.

          (e) The Stockholders shall, jointly and severally, indemnify, defend and hold harmless the Stockholders’ Representative and their representatives, successors and assigns, from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholders’ Representative pursuant to the terms of this Agreement, except to the extent it is demonstrated that the Stockholders’ Representative was grossly negligent or engaged in willful misconduct. In addition, each Stockholder forever voluntarily releases and discharges the Stockholders’ Representative and its representatives, successors and assigns, from any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs), whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stockholders’ Representative pursuant to the terms of this Agreement, except to the extent it can be demonstrated that the Stockholders’ Representative was grossly negligent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
     Except as set forth in the disclosure schedules (the “Disclosure Schedules”), each Company, jointly and severally, hereby represents and warrants as of the date hereof that:
     3.01 Company Existence and Power. Each Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation. Each Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the Business as currently conducted. Each Company is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except whether the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Company Material Adverse Change. Schedule 3.01 sets forth each jurisdiction in which each Company is qualified or licensed to do business as a foreign Person. True, correct and complete copies of the Organizational Documents of each Company as in effect on the date hereof have been made available to Parent, and no amendments thereto have been approved by the Board of Directors of any Company. No Company is in default under or in violation of any provision of its Organizational Documents.
     3.02 Company Authorization. The execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which each such Company will be a party as of Closing, and the consummation by each Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Company (subject to the adoption of this Agreement by Holdings’ stockholders pursuant to the DGCL and the Restated Certificate). This Agreement has been duly executed and delivered by each Company, and, when executed and delivered at the Closing, each Ancillary Agreement will have been duly executed and delivered by each Company that is a party thereto. This Agreement constitutes, and each of the Ancillary Agreements to which a

Company is a party when executed and delivered at the Closing will constitute, a valid and binding agreement of each such Company, enforceable in accordance with its terms.
     3.03 Capitalization; Capital Stock and Securities.
          (a) Holdings is the sole holder of all Equity Securities of Neighborhood Diabetes, Inc. Neighborhood Diabetes, Inc. is the sole holder of all Equity Securities of each of Shelbourn Chemists, Inc. and New York Diabetic Supply Corp.
          (b) As of the date of this Agreement, the authorized capital of Holdings consists of:
               (i) Preferred Stock. 3,300,000 Holdings Series A Preferred Shares, of which 2,300,000 shares are issued and outstanding. The rights, privileges and preferences of the Holdings Series A Preferred Shares and the Holdings Common Shares are as stated in the Amended and Restated Certificate of Incorporation of Company (the “Restated Certificate”). All of the outstanding Holdings Series A Preferred Shares have been duly authorized, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws. Schedule 2.03(a) sets forth the name of each holder of Holdings Series A Preferred Shares and the number of Holdings Series A Preferred Shares owned by each such holder as of the date hereof;
               (ii) Common Stock. 6,815,217 Holdings Common Shares, of which: (i) 3,157,000 shares are issued and outstanding and (ii) 304,717 shares are reserved for issuance pursuant to Holdings’ stock option plans, of which 140,146 shares are subject to outstanding Options and 164,571 shares are available for future issuance. All of the outstanding Holdings Common Shares have been duly authorized, fully paid and are nonassessable and were issued in compliance with all applicable federal and state securities laws. Schedule 2.03(a) sets forth the name of each holder of Holdings Common Shares and the number of Holdings Common Shares owned by each such holder as of the date hereof; and
               (iii) Schedule 3.03(b)(iii) sets forth (A) the name of each holder of an Option, (B) the date each Option was granted, (C) the number of Holdings Common Shares subject to each Option, (D) the exercise price of each Option and (E) the vesting schedule of each Option, including an indication of all Options which shall be vested (or that automatically vest in connection with the Merger) at the Effective Time. Except as set forth on Schedule 3.03(b)(iii), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase or acquisition from Holdings or any other Company of any shares of its Equity Securities. No Company is a party or subject to any agreement or understanding, and, to Company’s Knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any Equity Securities of any Company. No Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities.

          (c) Except as set forth on Schedule 3.03(b)(iii), no Company has any outstanding commitments to issue or sell Equity Securities, and no securities or obligations evidencing any such rights are outstanding. There are no outstanding obligations, written or otherwise, of any Company to repurchase, redeem or otherwise acquire any of such Company’s Equity Securities. There are no preemptive rights in respect of any Equity Securities of any Company. Any Equity Securities that were issued and reacquired by any Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and no Company has any outstanding obligation or liability with respect thereto.
          (d) Except as set forth on Schedule 3.03(d), no Company has any Subsidiaries or holds any Equity Securities of any other Person.
     3.04 Governmental Authorization; Consents.
          (a) The execution, delivery and performance by each Company of this Agreement does not, and the execution, delivery and performance by each Company of each of the Ancillary Agreements to which such Company will be a party at the Closing will not, require any action by, notice to, or filing with, any Governmental Entity, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
          (b) No consent, approval or waiver (each, a “Third Party Consent”) from any Person under any contract, agreement, indenture, lease, instrument or other arrangement to which any Company is a party or is bound is required or necessary for the execution, delivery and performance by such Company of this Agreement and each of the Ancillary Agreements or for the consummation of the transactions contemplated hereby or thereby or for the Business to be operated after the Closing Date.
     3.05 Non-Contravention. The execution, delivery and performance by each Company of this Agreement and each of the Ancillary Agreements to which such Company will be a party at the Closing, and the consummation by each Company of the transactions contemplated hereby and thereby, do not and will not: (a) contravene or conflict with the Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.04(a), contravene or conflict with any provision of any Law or Permit binding upon or applicable to any Company; (c) assuming the receipt of all Third Party Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Company, or to a loss of any material benefit relating to the Business to which Company is entitled under any provision of any agreement, Permit, contract or other arrangement binding upon Company; or (d) result in the creation or imposition of any Lien on any material assets of any Company.
     3.06 Financial Statements.
          (a) Attached as Schedule 3.06(a) are true and complete copies of the audited consolidated balance sheet of Holdings as of June 30, 2010 and 2009, the related audited statements of operations and cash flows for the twelve (12) months ended June 30, 2010, 2009 and 2008, together with the notes thereto (the “Annual Financials”), and the unaudited consolidated balance sheet of Holdings as of March 31, 2010 and 2011 (March 31, 2011 being the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the nine (9) months ended March 31, 2010 and 2011, together with the notes thereto (the “March 31 Financials” and, together with the Annual Financials, the “Financial Statements”).
          (b) The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated, subject in the case of the March 31 Financials to normal year-end audit adjustments. The Financial Statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and during the periods indicated therein.
          (c) Holdings has in place effective internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither Holdings nor, to Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of any Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, that the accounting or auditing practices, procedures, methodologies or methods of Holdings or any Company or any of their internal controls over financial reporting would materially adversely affect the reliability of the Financial Statements. During the periods covered by the Financial Statements, (A) there have been no changes in any Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, such Company’s internal control over financial reporting; and (B) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting with respect to any Company have been reported to such Company’s board of directors and external auditors, and any such reports are identified on Schedule 3.06(c). To Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements involving the management of any Company or other employees of any Company who have a significant role in any Company’s internal control over financial reporting.
     3.07 Absence of Certain Changes.
          (a) From June 30, 2010 until the Closing Date, except as reflected in the Annual Financials as of such date or on Schedule 3.07, the Company has conducted the Business in the ordinary course of business consistent with past practices, and there has not been any:
               (i) Company Material Adverse Change, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Company Material Adverse Change;
               (ii) transaction between any Company relating to the Business and any Interested Person, except for employee compensation payments in the ordinary course of business consistent with past practices;
               (iii) creation or assumption by any Company of any Lien on any assets of such Company;

               (iv) damage, theft, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;
               (v) (i) change in any method or period of Tax or financial accounting or accounting practices, except as required by GAAP or applicable Law; (ii) making of a Tax election or change of an existing Tax election by any Company; or (iii) settlement, closing agreement or compromise of a Tax claim or Tax refund, in each case, with respect to the Business;
               (vi) labor dispute, other than routine individual grievances, or, to Company’s Knowledge, any activity or proceeding by a labor union, representative thereof or any other Person to organize any employees of any Company;
               (vii) commencement or, to Company’s Knowledge, threat of commencement, of any lawsuit or proceeding against, or investigation of, any Company or its affairs, or the commencement or settlement of any litigation by any Company, each as related to the Business, other than for the routine collection of bills or for other matters in the ordinary course of business;
               (viii) (i) transfer or sale by any Company of any rights to the Business Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Business Intellectual Property, with any Person; (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person other than in-bound “shrink wrap” end-user licenses; (iii) change in pricing or royalties set or charged by any Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to any Company; or (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property;
               (ix) failure by any Company to pay when due any material amounts owing to any Person, or the withholding of any material payments owing to any vendor of products or services;
               (x) notices received by any Company from any Governmental Entity, other than in the ordinary course of business consistent with past occurrences; or
               (xi) agreement, undertaking or commitment to do any of the foregoing.
     (b) From the Balance Sheet Date until the Closing Date, except as reflected in the Annual Financials as of such date or on Schedule 3.07, there has not been any:
               (i) incurrence, assumption or guarantee by any Company of any Indebtedness for borrowed money with respect to the Business;

               (ii) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $25,000, in the aggregate;
               (iii) transaction or commitment made, or any contract or agreement entered into, by any Company relating to the Business (including, but not limited to, the acquisition or disposition of any assets, new Leases, pharmacy contracts, insurance contracts, purchasing contracts or distribution contracts) or any relinquishment by any Company of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
               (iv) (i) grant of any severance or termination pay to any employee of any Company; (ii) entering into of any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any employee of any Company other than pursuant to agreements that are terminable at will upon no more than thirty (30) days’ notice and without severance or change in control provisions; (iii) change in benefits payable under existing severance or termination pay policies of any Company relating to the Business or employment agreements to which any employee of any Company is a party, except as required to comply with applicable Law; (iv) change in compensation, bonus or other benefits payable to employees of any Company, except in the ordinary course of business consistent with past practices or as required to comply with applicable Law or (v) issuance or sale of any securities, warrants or rights to purchase Common Stock;
               (v) employee terminations and/or layoffs; or
               (vi) agreement, undertaking or commitment to do any of the foregoing.
     3.08 Personal Property.
          (a) Each Company has good and valid title to, or in the case of leased personal property, has a valid leasehold interest in, all personal property (including machinery and equipment, inventory and receivables) (whether tangible or intangible) used in the Business and reflected on the Balance Sheet or acquired after the Balance Sheet Date (the “Personal Property”). None of such Personal Property is subject to any Liens.
          (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.
     3.09 Real Property.
          (a) No Company owns any Real Property. Schedule 3.09(a) lists all leases or subleases pursuant to which any Company leases or subleases from another Person any Real Property (collectively, the “Leases”), and specifies the lessee thereof and the term of such Lease.

          (b) Each Lease is valid, binding and enforceable in accordance with its respective terms against the Company that is a party thereto, and, to Company’s Knowledge, any other Person party thereto, subject to the Bankruptcy and Equity Exception. There does not exist under any such Lease any default by any Company or, to Company’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by any Company or, to Company’s Knowledge, by any other Person. Holdings has made available to Parent complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges due and payable under the Leases as of the date of this Agreement have been paid.
          (c) One or more of the Companies is the holder of the lessee’s interest under each Lease, and no Company has assigned or subleased all or any portion of the premises leased under any such Lease. No Company has made any alterations, additions or improvements to the premises leased under any Lease in any case where the applicable Lease requires the removal of such alterations, additions or improvements at the end of the term of such Lease and where such removal could reasonably be expected to cost more than $10,000.
     3.10 No Undisclosed Liabilities. The Companies have no material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as disclosed in the Financial Statements, (b) as set forth on Schedule 3.10, (c) liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date and (d) contractual and other liabilities of a type not required to be reflected on a consolidated balance sheet of Holdings prepared in accordance with GAAP.
     3.11 Litigation; Proceedings. Except as set forth on Schedule 3.11, there are no actions, suits, claims, complaints, petitions, proceedings, Orders, audits, inquiries or, to Company’s Knowledge, investigations pending against, or, to Company’s Knowledge, threatened against the Business, any assets of any Company, any Company or, to Company’s Knowledge, any director, officer or employee of any Company, in his or her capacity as such, at law or in equity, or before or by any Governmental Entity. No Company and no director, officer or employee of any Company, in his or her capacity as such, is subject to any Order, and, no Governmental Entity has notified any Company that it intends to impose any Orders on any Company in respect of the Business or any of such Company’s respective directors, officers or employees, in their respective capacities as such. Schedule 3.11 lists all actions, suits, claims, proceedings or Orders pending against or, to Company’s Knowledge, investigations involving, any Company or, to Company’s Knowledge, any of its respective directors, officers or current employees, in their capacity as such, occurring, arising or existing during the past five (5) years (or with respect to any Subsidiary acquired by Holdings within such five-year period, for such shorter period as such Subsidiary has been owned by Holdings).
     3.12 Material Contracts.
          (a) Schedule 3.12(a) lists the following contracts, agreements, leases, licenses, commitments, sale and purchase orders and other instruments (oral or written) to which any Company is a party on the date hereof (collectively, the “Material Contracts”):
               (i) any Lease or sublease of real property;

               (ii) any agreement (A) that provides for the purchase by any Company of materials, supplies, goods, services, equipment or other assets and (B) pursuant to which any Company either will pay (or reasonably expects to pay) more than $50,000 in the aggregate in its current fiscal year, or paid in the aggregate more than $50,000 in its most recently completed fiscal year;
               (iii) any agreement (A) that provides for the sale by any Company of materials, supplies, goods, services, equipment or other assets and (B) pursuant to which any Company either will receive (or reasonably expects to receive) more than $50,000 in the aggregate in its current fiscal year, or received in the aggregate more than $50,000 in its most recently completed fiscal year;
               (iv) any partnership, joint venture or other similar contract arrangement or agreement;
               (v) any contract relating to Indebtedness for borrowed money by any Company or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000, in the aggregate;
               (vi) any employment, consulting, severance or change in control agreement, or other contract in respect of the provision of services for the day to day operation of the Business (e.g. with a temporary services agency);
               (vii) any Licenses-In or Licenses-Out in respect of any Business Intellectual Property pursuant to which any Company will pay or receive, as applicable (or reasonably expects to pay or receive, as applicable), more than $50,000 in the aggregate in the current fiscal year, or paid or received more than $50,000 in the aggregate in its most recently completed fiscal year;
               (viii) any agency, dealer, sales representative, reseller or other similar agreement;
               (ix) any contract or other document that limits the freedom of any Company to compete in any line of business or with any Person in any area of the world or to own or operate any line of business that would be binding on such Company or Parent after the Closing Date;
               (x) any contract, agreement or commitment with respect to pricing for any Company’s sale, distribution, license or support of any products or services;
               (xi) any contract or commitment between any Company and any Interested Person;
               (xii) any insurance contract;
               (xiii) any material contract relating to the pharmacy operations of the Business;

               (xiv) any contract with any Governmental Entity, including, but not limited to, any contract under which any Company receives reimbursement under the Payment Programs; or
               (xv) any other contract or commitment not made in the ordinary course of business.
          (b) True, correct and complete copies of all Material Contracts have been made available to Parent. Each Material Contract is a legal, valid and binding agreement, is enforceable against each Company party thereto and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception. Each Company has performed all material obligations required to be performed by it in connection with each Material Contract, and no Company, nor, to Company’s Knowledge, any other party, is in default in any material respect under the any Material Contract. To Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract, other than events of default that have either been cured or could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Change.
          (c) During the five years prior to the date of this Agreement, no Company has (a) been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity, (b) to Company’s Knowledge been investigated by any Governmental Entity with respect to contracts entered into or goods and services provided by any Company or any of its Affiliates or (c) had a contract terminated by any Governmental Entity for default or failure to perform in accordance with applicable standards. Except as set forth on Schedule 3.12(c), no Company has any outstanding agreements, contracts or commitments which require it to obtain or maintain a United States government security clearance or a foreign government security clearance.
     3.13 Technology and Intellectual Property.
          (a) Schedule 3.13 sets forth a complete and accurate list of: (i) all Patents, registered and material unregistered Trademarks, registered Copyrights and any applications for any of the foregoing, in each case, that is owned or held, by or on behalf of each Company, for use, or that is being, and/or has been, used, or is currently under development for use, in the Business; (ii) all licenses, sublicenses and other agreements to which each Company is a party and pursuant to which each Company is authorized to use any Business Intellectual Property or exercise any other right with regard thereto (other than commercial off the shelf software which is made available for a total cost of less than $5,000) (“Licenses-In”), and (iii) all licenses, sublicenses and other agreements to which each Company is a party and pursuant to which each Company has granted rights to others in Business Intellectual Property (other than customer agreements entered into in the ordinary course of business, substantially in the form of such Company’s form of customer agreement attached as Schedule 3.13) (“Licenses-Out”).
          (b) Each item of the Business Intellectual Property is in full force and effect (including, without limitation, current payment of maintenance fees, annuities and the like) and is either: (i) owned solely by each Company free and clear of any Liens or licenses; or (ii)

rightfully used and authorized for use by such Company (including after giving effect to the Merger) pursuant to a valid and enforceable written license, subject to the Bankruptcy and Equity Exception. No item of the Business Intellectual Property, including without limitation all or any portion of source code, is held in escrow or required to be held in escrow. To Company’s Knowledge, each Company has all rights in the Business Intellectual Property necessary to carry out the Business’s former and current activities in all geographic locations and fields of use.
          (c) No Company is in violation or breach of any License-In or License-Out.
          (d) To Company’s Knowledge, neither the operation of the Business (including, without limitation, the use of the Business Intellectual Property by any Company) as currently conducted and as currently proposed to be conducted, nor any activity of any Company, infringes, misappropriates, or conflicts with the rights of any other Person in or to any Intellectual Property, or any other Person’s right of privacy, right in personal data, or moral right (collectively, “Third Party IP Rights”). No written claims (i) challenging the validity, enforceability, effectiveness, right to use or ownership by any Company of, in or to any of the Business Intellectual Property or (ii) to the effect that any activity by any Company, infringes, misappropriates or conflicts with, or will infringe, misappropriate or conflict with any Third Party IP Rights have been asserted against any Company or, to Company’s Knowledge, are threatened by any Person nor does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business Intellectual Property, other than review of pending patent applications, and to Company’s Knowledge, no such proceedings are threatened or contemplated by any governmental entity or any other person. All Business Intellectual Property currently owned by Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to Company’s Knowledge, are valid and enforceable. To Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business Intellectual Property by any third party, employee or former employee.
          (e) Each Company has secured from all Persons (including, without limitation, current and former employees, independent contractors, consultants, development firms and outsourcing firms) who have created or contributed to the discovery or development of any portion of the Business Intellectual Property on behalf of the Company valid and enforceable written assignments of all Intellectual Property arising therefrom to Company and have provided true and complete copies of such assignments to Parent.
          (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of any Company, or Parent as successor to Company, in any of the Business Intellectual Property.
          (g) Each Company has taken commercially reasonable measures to protect the proprietary nature of the Business Intellectual Property and to maintain in confidence all Trade Secrets included in the Business Intellectual Property, including, without limitation, requiring Company employees and consultants and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to Company’s Knowledge, there has not been any breach by any party to such confidentiality agreements.
          (h) Except as set forth on Schedule 3.13, in connection with the collection and/or use of personally identifiable information (“Personal Data”) described on Schedule 3.13, each Company has, during the five years prior to the date of this Agreement (or with respect to any Subsidiary acquired by Holdings within such five-year period, for such shorter period as such Subsidiary has been owned by Holdings), complied in all material respects with (i) all applicable statutes, regulations and Company privacy and data security policies relating to the collection, storage, use and onward transfer of all Personal Data maintained by or on behalf of any Company (including, without limitation, to the extent applicable to a Company, the Health Insurance Portability and Accountability Act of 1996 (P.L.104-191), as revised by the Health Information Technology for Economic and Clinical Health (HITECH) Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (the “HITECH Act”) and all associated rules and regulations and all state laws and regulations concerning privacy and data security); (ii) all contractual obligations applicable to Personal Data ((i) and (ii), collectively, the “Privacy Requirements”) and (iii) all applicable statutes and regulations concerning marketing, including, without limitation, those statutes and regulations concerning the transmission of commercial emails, text messages and other marketing materials and offers. Each Company (i) has security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access and such security requirements comply, to the extent applicable, with the Privacy Requirements; and (ii) each Company’s hardware, software, encryption, systems, policies and procedures are reasonably designed to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. Except as described on Schedule 3.13, no Company has, during the five years prior to the date of this Agreement (or with respect to any Subsidiary acquired by Holdings within such five-year period, for such shorter period as such Subsidiary has been owned by Holdings), suffered any breach in security that has permitted, to Company’s Knowledge, any unauthorized access to the Personal Data under that Company’s control or possession. Except as described on Schedule 3.13, each Company has, to the extent required by applicable Law, required and does require all third parties to which it provides Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obliging such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties, to the extent required to comply with the Privacy Requirements.
     3.14 Insurance Coverage. Schedule 3.14 lists all of the insurance policies and fidelity bonds covering the business and operations of the Companies and their employees. Holdings has made available to Parent true and complete copies of all insurance policies and fidelity bonds listed on Schedule 3.14, and all such insurance policies and fidelity bonds are in full force and effect. There is no claim by any Company pending under any of such policies or bonds as to which such Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and each Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. No Company has received notice that any underwriter of such policies or bonds intends to terminate, or increase the premiums payable under, any such policies or bonds.
     3.15 Compliance with Laws.
          (a) No Company is in violation of, or during the three years prior to the date of this Agreement has violated, in any material respect, any Law relating to the Business or the Company’s business practices. To Company’s Knowledge, no Company and none of the directors, officers, agents, representatives or employees of any Company, in their respective capacities as such, is under investigation with respect to, or has been charged with, or given notice of any material violation of, any Law applicable to the conduct of the Business. No Company has conducted any internal investigation or entered into any agreement of any kind with a Governmental Entity concerning any alleged violation of Law applicable to any Company or the Business (regardless of the outcome of such investigation) on the part of any Company or any of its respective officers, directors, employees, agents or representatives, in their respective capacities as such. No Company has, to Company’s Knowledge, any liability (whether actual or contingent) for failure to comply in any material respect with any applicable Laws.
          (b) Each Company is in compliance in all material respects with all Laws and regulations applicable to the Business including, without limitation, the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended and all applicable Laws relating to the operations of pharmacies. To Company’s Knowledge, no Company has introduced into commercial distribution any product which upon their introduction by Company were adulterated or misbranded.
          (c) During the three years prior to the date of this Agreement, no Company has sold, transferred, disclosed, made available to any third parties or otherwise released for distribution any of its customer files and other customer information relating to its current and former customers (the “Company Customer Information”). Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company and the individuals to whom such information pertains and any guardians, representatives, successors, heirs and assigns of such individuals possess any claims or rights with respect to use of Company Customer Information.
          (d) Schedule 3.15(d) contains a complete and accurate list of all Permits used by any Company in the conduct of the Business, which are the only Permits necessary to carry on the Business as it is presently carried on, together with the name of the Governmental Entity that issued such Permit. Each Company is in compliance in all material respects with the terms and conditions of such Permits, and no Company has received any notice that any Company is in violation of any of the terms or conditions of any Permit. Such Permits are valid and in full force and effect. To Company’s Knowledge, there is no investigation or proceeding pending or threatened (including, without limitation, as a result of the transactions contemplated hereby) that could reasonably be expected to result in the loss or expiration (including any termination, cancellation, revocation, suspension, restriction, withdrawal or similar action) of any Permit, other than the expiration of a Permit in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Permit.
          (e) No Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Order.
          (f) During the five years prior to the date of this Agreement (or with respect to any Subsidiary acquired by Holdings within such five-year period, for such shorter period as such Subsidiary has been owned by Holdings), no Company, nor to Company’s Knowledge, any officer, employee, agent or representative of any Company, in their respective capacities as such, has made any false statements on, or material omissions from, any applications, notifications, reports or other submissions to any Governmental Entity, or made any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply in all material respects with the applicable requirements of any Governmental Entity.
     3.16 Employees.
          (a) Schedule 3.16(a) sets forth, with respect to each employee of any Company (including any employee of any Company who is on a leave of absence or on layoff status subject to recall): (i) the name of such employee, the date as of which such employee was first hired by Company, the business location of such employee, and whether the employee is on an active or inactive status; (ii) such employee’s position or title and whether such employee is classified as exempt or non-exempt for wage and hour purposes; and (iii) such employee’s annualized compensation for the calendar year ended December 31, 2010 and such employee’s projected annualized compensation for the calendar year ending December 31, 2011, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission (or bonus and/or commission potential, as applicable), equity vesting schedule, and severance pay potential, including any payments to be made at Closing or otherwise in connection with the transactions contemplated hereby. To Company’s Knowledge, each Company has paid all bonuses due and earned for the calendar year ended December 31, 2010 and the employment of each of the employees of such Company is terminable by such Company at will.
          (b) No Persons are currently performing services for the Business who are classified other than as employees of a Company, such as “consultants,” “independent contractors,” or “temps” (collectively, “Contingent Workers”). To Company’s Knowledge, all Persons classified by any Company as Contingent Workers rather than employees have been properly classified and treated as such and have been engaged, compensated and treated in accordance with all applicable Laws and Company Employee Plans.
          (c) No Company is a party to or bound by any collective bargaining agreement or other union contract, and no Company has in the three (3) years prior to the date of this Agreement had and does not have any duty to bargain with any union or labor organization or other person purporting to act as the exclusive bargaining representative of any employees or Contingent Workers of any Company. There has not in the three (3) years prior to the date of this Agreement been any union organizing activity or any similar activity affecting any Company.

          (d) (i) No employee of any Company has notified any Company in writing that he or she intends to terminate his or her employment with such Company either prior to or following the consummation of the transactions contemplated hereby; (ii) all employees of the Companies have executed Company’s form confidentiality and proprietary information agreement, a copy of which has previously been provided to Parent by Holdings; and (iii) to Company’s Knowledge, no employee of any Company is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other contract with any third party that has materially affected the performance by such employee of any of his or her current duties or responsibilities as an employee of a Company.
          (e) To Company’s Knowledge, no representative of any Company has made any representation, promise or guarantee, express or implied, to any employee regarding: (i) such employee’s employment with such Company following the consummation of the transactions contemplated hereby, or (ii) the terms and conditions of such employment.
          (f) Each Company is in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices, equal employment opportunity, terms and conditions of employment, occupational safety and health, immigration, wages and hours, the classification and treatment of current and former employees as either exempt or non-exempt for wage and hour purposes, the classification and treatment of workers as either employees or independent contractors, child labor, whistleblower protections and all other anti-retaliation Laws and regulations, payroll taxes, withholdings and deductions, mass layoffs, plant closings, workers compensation, and unemployment insurance, in each case, with respect to the Business.
          (g) Each Company, and each employee of any Company, is in material compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of any Company will expire during the six (6) month period following the date of this Agreement.
          (h) There are no, and during the three (3) years prior to the date of this Agreement there have not been any, formal grievances, complaints, charges, actions, or suits of any nature with respect to labor or employment matters (including, without limitation, involving allegations of employment discrimination, retaliation, wage and hour Laws violations or unfair labor practices) existing or, to Company’s Knowledge, threatened against or involving any Company with respect to the Business in any judicial, regulatory, administrative or arbitral forum, under any private dispute resolution procedure. None of the employment policies or practices of any Company with respect to the Business or the employees thereof is currently being audited or investigated or, to Company’s Knowledge, is subject to imminent or threatened audit or investigation by any Governmental Entity. No Company has, in the three (3) years prior to the date of this Agreement, implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Plant Closing Law or regulation and no layoffs that are reasonably likely to implicate such Laws or regulations are currently contemplated.

          (i) No Company is a government contractor under Executive Order 11246, or otherwise has any affirmative action or prevailing wage obligations under the Law of any Governmental Entity.
          (j) Schedule 3.16(j) sets forth a true, complete and correct list of every Employee Plan that is maintained, sponsored or contributed to by any Company or with respect to which any Company has or is reasonably likely to have any liability (the “Company Employee Plans”). “Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. An entity is an “ERISA Affiliate” of any Company if it is or at any applicable time (but only with respect to such time) would have been considered a single employer with such Company under Section 4001(b) of ERISA or part of the same “controlled group” as such Company for purposes of Section 302(d)(3) of ERISA.
          (k) Each Company Employee Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to Company’s Knowledge, no event or omission has occurred that is reasonably likely to cause any Company Employee Plan to lose such qualification.
          (l) (i) Each Company Employee Plan is, and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Law and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to Company’s Knowledge, threatened with respect to any Company Employee Plan. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued, where required by GAAP, in accordance with the terms of the applicable Company Employee Plan and applicable Law.
          (m) No Company Employee Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.
          (n) No Company nor any ERISA Affiliate has ever maintained any Company Employee Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302

of ERISA or is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.
          (o) None of the Company Employee Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and no Company has a contractual or otherwise enforceable obligation to provide such benefits.
          (p) Each Company Employee Plan may be amended, terminated, or otherwise modified by any Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder. No Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would be a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
          (q) The per share exercise price of each Option is no less than the fair market value of a share of Common Stock on the date of grant of such Option determined in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to Company’s Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.
          (r) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.
          (s) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of any Company; (ii) limit the right of any Company to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of any Company.
     3.17 Environmental Compliance. (i) Each Company has complied in all material respects with all Laws which are intended to protect the environment and/or human health (collectively, “Environmental Laws”); (ii) no Company has handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of ordinary office and/or office cleaning supplies which have been used in compliance with Environmental Laws; (iii) to Company’s Knowledge, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by any Company; (iv) no Company has conducted, nor to Company’s Knowledge have there been, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Company; and (v) there are no Environmental Liabilities (as defined below). For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Laws which (i) arise out of or in any way relate to any Company’s operations or activities, or any real property at any time owned, operated or leased by any Company, or any stockholder’s use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.
     3.18 Distributors; Third Party Payors. Schedule 3.18 sets forth a list of (i) distributors, suppliers or similar business relation of the Business under any contract for the purchase or distribution of materials, supplies, goods, services, equipment or other assets and (ii) third party payors under any contract under which any Company receives reimbursement under the Payment Programs (“Third Party Payors”) and, in each case, the volume of business with each such Person during the calendar year ended December 31, 2010, the amounts owing to each such Person and whether such amounts are past due. No Company has received written notice that any distributor or Third Party Payor has suspended, terminated or materially reduced, or indicated its intention to suspend, terminate or materially reduce, its business with any Company, or that it desires to renegotiate the terms of its contract or arrangement with any Company (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise).
     3.19 Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Schedule 3.19, there are no agreements, loans, leases, royalty agreements or other continuing transactions between any Company and any Interested Person of a Company. To Company’s Knowledge, no Interested Person of any Company (x) has any material direct or indirect interest in any entity that does business with any Company or (y) has any material direct or indirect interest in any property, asset or right that is used by any Company in the conduct of the Business. No Interested Person of any Company has any contractual relationship (including that of creditor or debtor) with any Company other than such relationships that result solely from being an officer, director or stockholder of such Company.
     3.20 Tax Matters.
          (a) All Tax Returns of Holdings and each of its Subsidiaries have been timely filed and all Taxes owed by Holdings and each of its Subsidiaries (whether or not shown or required to be shown on such Tax Returns) that were due and payable have been timely paid or have been accrued for on the Financial Statements. All such Tax Returns are true, correct and complete in all material respects.
          (b) No portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any Governmental Entity and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or threatened. Neither Holdings nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither Holdings nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Tax authority in a jurisdiction where Holdings does not file Tax Returns that Holdings or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the assets of Holdings or any of its Subsidiaries (other than Liens for Taxes not yet due and payable).
          (c) Neither Holdings nor any of its Subsidiaries (i) has been a member of an “Affiliated Group” within the meaning of Code Section 1504 or any group of corporations that has filed a combined, consolidated, or unitary Tax Return other than the “Affiliated Group” of which Holdings is the common parent or (ii) has liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor, by Contract or otherwise. Each of Holdings and its Subsidiaries that are part of the “Affiliated Group” of which Holdings is the common parent have filed consolidated returns within the meaning of Code Sections 1501 and 1502.
          (d) Holdings and each of its Subsidiaries is a “United States person” as defined in Section 7701(a)(30) of the Code.
          (e) Holdings and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects.
          (f) Holdings has made available to Parent all income Tax Returns and all other material Tax Returns filed by it or any of its Subsidiaries after December 31, 2005 and all FIN 48 work papers of Holdings and each of its Subsidiaries requested by Parent.
          (g) Holdings has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (h) Each of Holdings and its Subsidiaries is and always has been a corporation taxable under subchapter C of the Code for U.S. federal income tax purposes.
          (i) Neither Holdings nor any of its Subsidiaries is subject to Tax in any country other than the United States.
          (j) Each of Holdings and its Subsidiaries is, and has always been, an accrual method taxpayer. Neither Holdings nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any
               (i) change in method of accounting for a Pre-Closing Tax Period;

               (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;
               (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
               (iv) installment sale or open transaction disposition made on or prior to the Closing Date;
               (v) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax law); or
               (vi) prepaid amount received on or prior to the Closing Date.
          (k) Neither Holdings nor any of its Subsidiaries has participated in a transaction that is described as a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or foreign Tax law).
          (l) Neither Holdings nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
     3.21 Finders’ Fees. No Person engaged by or acting on behalf of any Company in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or commissions as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     3.22 Healthcare Regulatory.
          (a) During the five years prior to the date of this Agreement, no Company, nor any officer or employee of any Company, nor, to Company’s Knowledge, any agent of any Company has received notice that it is subject to any restriction or limitation on the receipt of payment under the Medicare program, Medicaid program, the TRICARE program, any other federally funded health care reimbursement program or any other third party payor under which the Business has received or is receiving reimbursement (collectively, the “Payment Programs”). Each Company has valid and current provider agreements with the Payment Programs. Each Company is, and at all times during the five years prior to the date of this Agreement, has been, in compliance in all material respects with the conditions of participation of the Payment Programs. During the five years prior to the date of this Agreement, and except as set forth on Schedule 3.22(a), (i) no Company, nor any officers or employees of any Company, nor, to Company’s Knowledge, any agents of any Company has received notice that a Payment Program has requested or threatened any recoupment, refund or set-off from such Company, or imposed any fine, penalty or other sanction on such Company, nor has any Company been excluded from participation in a Payment Program, (ii) there has not been any proceeding, or to Company’s Knowledge, any investigation or inquiry, by a Governmental Entity with respect to any Company’s participation in a Payment Program, and (iii) no Company has submitted to a Payment Program any false or fraudulent claim for payment, nor has any Company violated in any material respect any applicable condition for participation or any applicable published rule, regulation, policy or standard of a Payment Program. No validation review or program integrity review related to any Company has been conducted within the 12 months preceding the date of this Agreement by or on behalf of any Governmental Entity or Payment Program, and to the Company’s Knowledge, no such reviews are pending, scheduled or threatened.
          (b) During the five years prior to the date of this Agreement, (i) each Company has complied in all material respects with all applicable Health Care Laws and all Laws relating to the Payment Programs, and there is no pending, nor to Company’s Knowledge, threatened, proceeding or investigation by a Governmental Entity with respect to any Health Care Law or any Payment Programs involving any Company and (ii) no Company nor any officer, director, agent or managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) of any Company, nor to Company’s Knowledge any supplier of services or products to any Company, has engaged in activities which are prohibited by, or are cause for penalties or mandatory or permissive exclusion of any Company from Payment Programs under, or has been excluded from any Payment Program, subject to sanction, or convicted of a crime under any Health Care Law.
          (c) No Company has engaged or contracted with (by employment or otherwise) any Person who has been convicted of a violation of a Health Care Law or Payment Program related offense, or convicted of a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation, in any capacity that would constitute grounds for exclusion of such Company. No Company has engaged or contracted with (by employment or otherwise) any Person who was, at the time of such engagement or contracting, excluded or suspended from participation in a Payment Program, or debarred or otherwise ineligible to participate in such Payment Programs, in any capacity that would constitute grounds for exclusion of such Company. No Company has engaged or contracted with (by employment or otherwise) any Person who has, to Company’s Knowledge, committed any offense which may reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility of any Company.
          (d) Each Company holds all Permits necessary for the lawful conduct of the Business under and pursuant to all applicable Laws of all Governmental Entities having, asserting or claiming jurisdiction over the conduct of the Business or any part of the Business, including all Health Care Laws. All Permits have been legally obtained and maintained and are valid and in full force and effect. Each Company is, and at all times during the five years prior to the date of this Agreement, has been, in compliance in all material respects with the terms and conditions of the Permits. No Company has received any written notice that such Company is or was in violation of any of the terms or conditions of the Permits. No proceeding is pending or, to Company’s Knowledge, threatened, and to the Company’s Knowledge, no investigation is pending or threatened, to suspend, terminate, cancel, revoke, withdraw, restrict, modify or limit any of the Permits, and, to Company’s Knowledge, there is no act, omission, event or circumstance relevant to any Permit that would constitute sufficient grounds for the suspension, termination, cancellation, revocation, withdrawal, restriction, modification or limitation or result in the suspension, termination, cancellation, revocation, withdrawal, restriction, modification or limitation, or any loss of any Permit.
          (e) No Company, director, officer or employee of any Company, nor, to Company’s Knowledge, any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with any Company (i) offered or paid any unlawful remuneration, in cash or in kind, to or made any unlawful financial arrangements with, any past, present or potential customers or patients, suppliers, healthcare providers, contractors or employees of Payment Programs in order to obtain business or payments from such persons; (ii) given or agreed to give, any unlawful gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential customer, supplier, healthcare provider, contractor or employee of Payment Programs; or (iii) made any false entries on any Company’s books or records for any purpose prohibited by Law.
          (f) No Company, nor any director, officer or employee of any Company is a party to any contract to provide services, lease space or lease equipment to any Company with any physician, health care facility, hospital or other Person who is in a position to make or influence referrals to any Company where such contract or provision of services, space or equipment is prohibited by applicable Law.
          (g) Neighborhood Diabetes, Inc. is accredited by the Community Health Accreditation Program (“CHAP”). To the Company’s Knowledge, there is not now pending or threatened any action by CHAP to revoke, cancel, rescind, suspend, restrict, modify or non-renew such accreditation or membership in good standing.
     3.23 Self-Referrals. Each Company’s operations are, and at all times have been, in compliance in all material respects with applicable Laws, including those relating to Medicare and Medicaid, regarding self-referrals. During the five years prior to the date of this Agreement, no Company, nor any of such Company’s officers, directors, employees or agents, in their capacity as such, has engaged in any activities that violate such Laws.
     3.24 Controlled Substances. During the five years prior to the date of this Agreement, no Company has engaged in any activities which are prohibited under any applicable Laws concerning the dispensing and sale of controlled substances, and each Company operates, and has operated, all its pharmacy operations in accordance in all material respects with all applicable Laws and consistent in all material respects with applicable rules, requirements and Permits issued by state boards of pharmacy having jurisdiction over such Company.
     3.25 Representations. None of the representations or warranties made by each Company in this Agreement or any Ancillary Agreement, nor any statement made in any Schedule or certificate furnished by such Company pursuant to this Agreement or any Ancillary Agreement at the Closing, when taken together, contains any untrue statement of a material fact.

ARTICLE IV
[RESERVED]
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERSUB
     Each of Parent and MergerSub, jointly and severally, hereby represents and warrants to Company that:
     5.01 Organization and Existence. Each of Parent and MergerSub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.
     5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and MergerSub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and MergerSub, respectively. This Agreement has been duly executed and delivered by each of Parent and MergerSub, and, when executed and delivered at the Closing, each Ancillary Agreement to which Parent or Merger Sub is a party will have been duly executed and delivered by Parent and MergerSub. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered at the Closing will constitute, a valid and binding agreement of Parent and MergerSub, respectively, enforceable in accordance with its terms.
     5.03 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Person on the part of Parent or MergerSub is required in connection with the consummation of the transactions contemplated by this Agreement, except for filings under applicable federal and state securities laws.
     5.04 Non-Contravention. The execution, delivery and performance by Parent and MergerSub of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Parent and MergerSub of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the Organizational Documents of Parent or MergerSub, (ii) contravene or conflict with any provision of any Law or Permit binding upon or applicable to Parent or MergerSub or (iii) constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or MergerSub under any provision of any agreement, Permit, contract or other arrangement binding upon Parent or MergerSub that could reasonably be expected to result in a Parent Material Adverse Change.
     5.05 Capitalization. As of the date of this Agreement (excluding the Parent Shares being issued pursuant to the Merger), the authorized capital stock of Parent consists of (a) 100,000,000 shares of Common Stock, $0.001 par value per share, of which 45,997,604 shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of Parent’s capital stock are set forth in Parent’s certificate of incorporation. All of the issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. All of the Parent Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s Organizational Documents or any agreement to which Parent is a party or is otherwise bound.
     5.06 SEC Filings; Parent Financial Statements.
          (a) Since May 18, 2007, Parent has filed all forms, reports and documents required to be filed by Parent with the SEC and Parent has made available to Holdings such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof and on or before the Closing Date) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
          (b) Each of the consolidated financial statements, as amended or restated, (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied (or will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the requirements of Form 10-Q or Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented (or will fairly present) the consolidated financial position of Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations, cash flows and shareholders’ equity for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements and were, are or will be subject to normal and recurring year-end adjustments that will not be material, individually or in the aggregate.
          (c) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent, and any related rules and regulations promulgated by the SEC. Parent’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) are effective in all material respects. The certificates of the Chief Executive Officer and Chief Financial Officer of Parent required by Rules 13a-14 and 15d-14 of the Exchange Act or 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley

Act) with respect to the Parent SEC Reports, as applicable, were true and correct in all material respects as of their respective dates.
          (d) Parent is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act (a “WKSI”).
     5.07 Sufficient Funds. Parent and MergerSub will have available to them at the Closing sufficient unrestricted funds with which to consummate the transactions under this Agreement, including, without limitation, the payment in full of the cash portion of the Merger Consideration and the payments, if any, payable by Parent under Section 2.05, to the Optionholders, subject to the terms and conditions of this Agreement.
     5.08 No Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, Parent has no material liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities or obligations adequately and fully reflected or reserved against in Parent’s balance sheet dated March 31, 2011 as filed with Parent’s Form 10-Q filed with the SEC on May 10, 2011 or disclosed in the notes to the financial statements contained therein and liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2011.
     5.09 Legal Proceedings. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, there is no pending action, suit, claim, complaint, petition, proceeding, Order, audit, inquiry or investigation (a) that has been commenced by or against Parent Subsidiary of Parent or that otherwise relates to or may affect the business of, or any of the assets owned or used by Parent or its Subsidiaries, except for such actions, suits, claims, complaints, petitions, proceedings, Orders, audits, inquiries or investigations as could not reasonably be likely to, individually or in the aggregate, result in a Parent Material Adverse Change or (b) that could prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither Parent nor any Subsidiary of Parent is subject to any outstanding Order which has had, or is reasonably likely to have a Parent Material Adverse Change or which could prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     5.10 Absence of Certain Changes and Events. Except as disclosed in the Parent SEC Reports, from March 31, 2011 to the date of this Agreement, (a) there has been no Parent Material Adverse Change and (b) no event has occurred or circumstance exists that could be reasonably likely, individually or in the aggregate, to result in a Parent Material Adverse Change.
     5.11 Finders’ Fees. Except as set forth on Schedule 5.11, no Person engaged by or acting on behalf of Parent or MergerSub in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or commissions as a result of the execution and deliver of this Agreement or the consummation of the transactions contemplated hereby.

     5.12 Form S-3. Parent is eligible to file a Form S-3 registration statement under the Securities Act and the rules and regulations promulgated by the SEC thereunder, and the Registration Statement will become automatically effective upon filing with the SEC.
     5.13 Representations. None of the representations or warranties made by each Parent, MergerSub or any officer of Parent or MergerSub in this Agreement or any Ancillary Agreement, nor any statement made in any Schedule or certificate furnished by Parent or Merger Sub pursuant to this Agreement or any Ancillary Agreement at the Closing, when taken together, contains any untrue statement of a material fact
ARTICLE VI
COVENANTS OF COMPANY
     Each Company jointly and severally agrees that:
     6.01 Conduct of the Company’s Business Pending the Merger.
          (a) From and after the date hereof and prior to the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each Company covenants and agrees that except (i) as expressly provided or permitted herein, (ii) as set forth in Schedule 6.01, (iii) as required by applicable law or any Contract in effect on the date hereof or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the business of each Company shall be conducted in the ordinary course of business.
          (b) Without limiting the provisions of paragraph (a), each Company covenants and agrees that except (i) as expressly provided or permitted herein, (ii) as set forth in Schedule 6.01, (iii) as required by applicable law or any Contract in effect on the date hereof or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, no Company will:
               (i) amend or propose to amend its Certificate of Incorporation or Bylaws or similar organizational documents;
               (ii) issue or sell any additional shares of, or securities convertible into, or exercisable or exchangeable for, or options, warrants, calls or rights of any kind to acquire, any shares of capital stock of any class of Company other than issuances of Holdings Common Shares pursuant to the exercise of Options outstanding on the date hereof or the issuance (on a share-for-share basis) of Holdings Common Shares upon the conversion of Holdings Series A Preferred Shares outstanding on the date hereof;
               (iii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of its capital stock or other securities; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities;

               (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;
               (v) (A) increase the compensation or benefits payable to any director or officer of any Company, or increase the compensation or benefits payable to any employee of any Company (except for annual increases of salaries or changes made in connection with any promotion or increase in duties or responsibilities in the ordinary course of business, or as required under any existing agreement), (B) enter into any employment, severance or deferred compensation or other similar agreement (or amend any such existing agreement to materially increase benefits thereunder) with any director, officer or employee of any Company or amend any employment, severance or termination agreement or policy to materially increase benefits thereunder; or (C) permit any director, officer or employee of any Company who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan;
               (vi) adopt any new benefit plan, terminate any Company Employee Plan or modify any Company Employee Plan in a way that would result in any material additional cost to Parent or any Company, except for any amendments to a Company Employee Plan required to maintain its qualified plan status under Section 401(a) of the Code;
               (vii) modify or amend (other than such amendments that are immaterial or ministerial) or terminate any Material Contracts;
               (viii) (A) incur any Indebtedness or assume or guarantee the obligations of any Person for borrowed money, except for Indebtedness incurred under any Company’s existing credit facilities in the ordinary course of business; (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than routine advances (not in excess of $1,000 in any instance) to employees of the Company in the ordinary course of business); or (C) enter into any commitment or transaction requiring a capital expenditure by any Company in excess of $25,000 in the aggregate;
               (ix) change any of the accounting principles used by it, unless required by GAAP or applicable Law;
               (x) sell, transfer, lease, license, pledge, encumber or otherwise dispose of any material assets of any Company, except (A) pursuant to Contracts in existence as of the date of this Agreement or (B) in the ordinary course of business;
               (xi) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to Company, considered as a whole, except purchases of inventory, supplies and raw materials in the ordinary course of business;

               (xii) form any Subsidiary;
               (xiii) enter into any Contract with any Affiliate of any Company; and
               (xiv) enter into a Contract to do any of the foregoing, or to authorize, recommend or announce an intention to do any of the foregoing.
     6.02 Requisite Stockholder Approvals. Holdings shall use its reasonable best efforts to obtain and deliver to Parent, within three hours following the execution and delivery of this Agreement, written consents of Stockholders, in the form attached hereto as Exhibit B, pursuant to the requirements of the DGCL, constituting the Requisite Stockholder Approval (the “Company Stockholder Written Consents”).
     6.03 Access to Information. Subject to compliance with applicable Law, during the Pre-Closing Period, each Company shall give Parent and its Representatives reasonable access to the personnel, properties, books and records of each Company upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, as may reasonably be requested by such Persons, furnish to Parent and its Representatives such financial and operating data and all other information related to the Business as such Persons may reasonably request and shall instruct its Representatives to cooperate with Parent in its investigation of the Business. Parent will, and will cause each of its Representatives to, use its reasonable best efforts to minimize any disruption to the business operations of each Company that may result from requests for access, data and information hereunder. Any access provided to Parent or its Representatives or information provided by a Company shall not constitute any expansion of or additional representations or warranties of the Company beyond those specifically set forth in this Agreement. Parent will hold any such information which is nonpublic in confidence in accordance with the Mutual Confidentiality Agreement (as defined below). Notwithstanding the foregoing, no Company shall have any obligation to provide Parent or its Representatives with any such access or information which is prohibited under applicable Law or under the terms of any Contract to which the Company is a party as of the date hereof.
     6.04 Confidentiality. Holdings is bound by a previously executed Mutual Confidentiality Agreement, dated November 16, 2006, between Holdings and Parent (the “Mutual Confidentiality Agreement”), which Mutual Confidentiality Agreement will continue in full force and effect in accordance with its terms. In addition, each Company (other than Holdings) hereby acknowledges and agrees to be bound by the terms thereof as if it were a party thereto.
     6.05 No Solicitation.
          (a) During the Pre-Closing Period, Holdings and each other Company will not, and will use their reasonable efforts to cause the Representatives of any Company not to, (i) solicit or initiate or knowingly facilitate or encourage, any Acquisition Proposal (as defined below) from any Person, or participate or engage in or conduct any substantive discussions or negotiations with any Person relating to any Acquisition Proposal, (ii) provide any information with respect to Holdings or any of its Subsidiaries to any Person other than Parent relating to (or which any Company believes would be used for the purpose of formulating) an Acquisition Proposal, or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any request for information regarding Holdings or any other Company for such purpose, (iii) approve or agree to or enter into any agreement with any Person other than Parent providing for the acquisition of Holdings, any other Company, or all or substantially all of their respective assets, or (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible offer for Holdings, any other Company or all or substantially all of their respective assets other than the Merger contemplated by this Agreement; provided, however, that, at any time prior to receipt of the Requisite Stockholder Approval, if Holdings receives a bona fide written request for information that was unsolicited and that did not otherwise result from a breach of this Section 6.05, Holdings may furnish non-public information with respect to the Companies to, and participate in discussions with, the Person who made such request. For purposes of this Agreement, “Acquisition Proposal” means (i) any written or oral proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the ordinary course of business, recapitalization, share exchange or other business combination involving any Company, (ii) any written or oral proposal for the issuance by any Company of over 20% of its equity securities or (iii) any written or oral proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or total assets of any Company, in each case other than the transactions contemplated by this Agreement.
          (b) Holdings further agrees that it shall (a) promptly notify (which notice shall be provided orally and in writing and shall identify the Person making such request) Parent after receipt of any request for non-public information or for access to the properties, books or records of Holdings or any other Company by any Person relating to (or which any Company believes would be used for the purposes of formulating) an Acquisition Proposal, and (b) keep Parent informed of the status of any such request. Holdings will, and will cause its Representatives to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than Parent) with respect to any Acquisition Proposal.
     6.06 [Reserved]
     6.07 Tax Matters. During the Pre-Closing Period, neither Holdings nor any of its Subsidiaries shall make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Holdings or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Holdings or any of its Subsidiaries, take any Tax position on any Tax Return inconsistent with past practices or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.
     6.08 Financials.
          (a) On or before the Closing Date, Holdings shall deliver, or cause to be delivered, to Parent the Required Financial Statements. During the Pre-Closing Period, Holdings shall request its auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable its auditors to deliver, any opinions or consents necessary for Parent to file the Required Financial Statements with the SEC on the Closing Date, in each case to the extent and as may reasonably be requested by Parent.
          (b) Holdings, prior to the Effective Time, and the Stockholders’ Representative, on or after the Effective Time, shall request Holdings’s auditors to deliver, and Holdings prior to the Effective Time shall use commercially reasonable efforts to take such other actions as are necessary to enable Holdings’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Required Financial Statements in a registration statement or other filings made by Parent with the SEC, in each case to the extent and as may be reasonably requested by Parent.
          (c) Holdings represents and warrants that the Required Financial Statements, when delivered, will (i) have been derived from the books and records of Holdings, (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Holdings at the dates and for the periods indicated in accordance with GAAP and Regulation S-X, except as indicated in the footnotes thereto and except for periods subsequent to June 30, 2010, to the absence of footnotes and normal year-end audit adjustments.
     6.09 Notice of Breach; Updates to Disclosure Letters. During the Pre-Closing Period, Holdings shall give prompt written notice to Parent of the occurrence, or failure to occur, after the date hereof, of any event which occurrence or failure to occur has caused or could be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and any failure of a Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect. Except as provided below, such written notice shall be deemed not to have amended any section of the Disclosure Schedules or any certificate or document to be delivered hereunder, or modified any representation or warranty or any covenant, condition or agreement for purposes of determining Parent’s right to make a claim for indemnification pursuant to Section 12.02.
ARTICLE VII
COVENANT OF PARENT
     Parent agrees that:
     7.01 Confidentiality. Parent is bound by the Mutual Confidentiality Agreement, which Mutual Confidentiality Agreement will continue in full force and effect in accordance with its terms. In addition, MergerSub hereby acknowledges and agrees to be bound by the terms thereof as if it were a party thereto.
     7.02 Registration of Shares.
          (a) Parent shall file with the SEC, as promptly as practicable following the Effective Time, and in any event within five (5) Business Days following the Closing, a shelf registration statement on Form S-3 (the “Registration Statement”) pursuant to Rule 415 under the Securities Act covering the resale by the Stockholders of the Parent Shares issued as part of the Merger Consideration (together with any Parent Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Parent Shares, the “Registrable Securities”). Registrable Securities will cease to be Registrable Securities upon the earlier of (i) the first anniversary of the Closing Date and (ii) the date on which such Registrable Securities are no longer held by a Stockholder or a Person to which rights under this Article VII have been transferred in accordance with Section 7.02(q).
          (b) Each Stockholder will be afforded the opportunity to sell the Registrable Securities owned by it in the Proposed Secondary Offering. Parent shall provide each Stockholder with written notice of the Proposed Secondary Offering, offering such opportunity at least one (1) day prior to the Proposed Secondary Offering (the “Offering Notice”). Each Stockholder may elect not to sell some or all of its Registrable Securities in the Proposed Secondary Offering. Except to the extent provided otherwise in the sentence immediately following this sentence, if Parent provides the Stockholders with the Offering Notice, then the Stockholders shall have no right to cause Parent to facilitate a further underwritten offering or to sell Registrable Securities in any other public offering by Parent of Parent Shares. If Parent fails to provide the Stockholders with the Offering Notice or the Proposed Secondary Offering is not consummated within 15 days after the Closing, then the Stockholders shall have the right, until six months following the Closing Date, to sell the Registrable Securities held by them in future underwritten offerings of Parent Shares conducted by Parent.
          (c) In connection with the filing of the Registration Statement, Parent agrees to make any other filings with the SEC required to be made prior to the effectiveness of the Registration Statement, including, if required, a Current Report on Form 8-K with respect to the closing of the Merger and all financial statements required to be included therein.
          (d) Parent shall use its reasonable best efforts to maintain the effectiveness of the Registration Statement for a period not exceeding the earlier of (i) the first anniversary of the Closing Date, or (ii) the earliest date on which each Stockholder shall cease to hold any Registrable Securities. Notwithstanding anything to the contrary in this Section 7.02, Parent may, by written notice to the Stockholders, suspend the Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to the Registration Statement, in the event that Parent shall in good faith conclude in its sole discretion, after consultation with its legal counsel, that it is advisable to suspend use of any prospectus as a result of pending corporate developments or the disclosure requirements of the securities laws. Upon receipt of any notice described in the preceding sentence, no Stockholder shall offer, sell, pledge, hypothecate, transfer, distribute or otherwise dispose of, in reliance on the Registration Statement, any of such Registrable Securities during the period in which the Registration Statement is suspended. If Parent suspends the Registration Statement and requires the Stockholders to cease sales of shares pursuant to this Section 7.02(d), Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, use reasonable best efforts to reinstate the effectiveness of the Registration Statement (including the filing of any necessary amendments or supplements thereto) and give written notice to all Stockholders authorizing them to resume sales pursuant to the Registration Statement. If, as a result thereof, the prospectus included in the Registration Statement has been amended or supplemented to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 7.02(d), and the Stockholders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.
          (e) Parent shall notify the Stockholders of the effectiveness of the Registration Statement and shall furnish to each Stockholder, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements (other than amendments and supplements effected pursuant to the filing of reports required by the Exchange Act)) and any documents incorporated by reference in the Registration Statement as the Stockholders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement.
          (f) Parent shall as promptly as reasonably practicable notify each Stockholder of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement with respect to such Stockholder’s Registrable Securities or the receipt of notice of the initiation of any proceedings for that purpose. Parent shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such a Registration Statement at the earliest possible moment. Parent shall promptly notify the Stockholders of any request by the SEC for any amendment or supplement to, or additional information in connection with, the Registration Statement (or prospectus relating thereto). Parent shall promptly notify each Stockholder of the filing of the Registration Statement or any prospectus, amendment or supplement (other than amendments and supplements effected pursuant to the filing of reports required by the Exchange Act) related thereto or any post-effective amendment to the Registration Statement and the effectiveness of any post-effective amendment.
          (g) Parent shall promptly prepare and file with the SEC from time to time such amendments and supplements to the Registration Statement and prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities until the time period specified in the first sentence of Section 7.02(d). Upon the filing of any amendments or supplements (other than amendments and supplements effected pursuant to the filing of reports required by the Exchange Act), Parent shall notify the Stockholders and provide copies of such amendments or supplements in accordance with Section 7.02(e).
          (h) Parent shall, in connection with the filing of the Registration Statement hereunder, file such documents as may be necessary to register or qualify the Registrable Securities under the securities or “blue sky” laws of such states as the Stockholders may reasonably request, and Parent shall use its reasonable best efforts to cause such filings to become effective in a timely manner; provided, however, that Parent shall not be obligated to qualify as a foreign corporation to do business under the laws of any such state in which it is not then qualified or to file any general consent to service of process in any such state or subject itself to general taxation in any such jurisdiction or provide any undertakings that cause Parent undue expense or burden.

          (i) Parent shall use its commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by Parent are then listed; and provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and provide a CUSIP number for all such Registrable Securities, in each case not later than the closing date of the Proposed Secondary Offering.
          (j) It shall be a condition to Parent’s obligation under this Section 7.02 to include any Stockholder as a selling stockholder in any Registration Statement that such Stockholder shall have delivered to Parent the Registration Rights Questionnaire attached hereto as Exhibit C. It shall be a condition to Parent’s obligation under this Section 7.02 to include any Stockholder as a selling stockholder in the Proposed Secondary Offering that such Stockholder shall have promptly taken all such actions as Parent shall reasonably request in connection with the Registration Statement, including, without limitation, with respect to the Proposed Secondary Offering, including entering into and performing its obligations under any underwriting agreement, in usual and customary form.
          (k) Parent covenants and agrees that (i) the information regarding Parent included or incorporated by reference in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the information regarding Parent included or incorporated by reference in any prospectus relating to the Registration Statement, as then amended or supplemented, shall not, as of the date such prospectus, as then amended or supplemented, is delivered to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the terms of this Section 7.02, if Parent becomes aware of any information that would cause any of the statements in the Registration Statement or any prospectus related thereto, as then amended or supplemented, with respect to Parent to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make such statements not false or misleading, Parent shall promptly amend or supplement the Registration Statement or such prospectus.
          (l) Parent shall pay all expenses incurred by it in complying with its obligations under this Section 7.02, including registration and filing fees, listing fees, printing expenses, messenger and delivery expenses, fees and expenses of Parent’s counsel, fees and expenses of Parent’s accountants, Parent’s internal expenses. Each Stockholder shall pay, in connection with the Proposed Secondary Offering, all expenses incurred by the Selling Stockholders in connection with the disposition of their Registrable Securities in the Proposed Secondary Offering, including any fees of any counsel retained by such Stockholder but excluding underwriting discounts or commissions. Each Stockholder that disposes of Registrable Securities outside the Proposed Secondary Offering shall pay all expenses incurred by such Stockholder in connection with the disposition of its Registrable Securities, including any broker’s fees or commissions, underwriting discounts, selling expenses, messenger and delivery expenses and expenses of any counsel retained by such Stockholder.

          (m) Parent agrees to indemnify and hold harmless (i) each Stockholder, and if such Stockholder is not an individual, such Stockholder’s partners, members, directors, officers and stockholders, (ii) legal counsel and accountants for each such Stockholder, (iii) any underwriter (as defined in the Securities Act) for each such Stockholder and (iv) each Person, if any, that controls such Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Losses (as defined below) to which such Stockholder or other such Person may become subject that arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary or final prospectus contained therein or any amendments or supplements thereto; (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by Parent (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, except insofar as such Losses arise out of or are based upon information furnished in writing to Parent by or on behalf of a Stockholder for use in the Registration Statement. Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 7.02 with counsel reasonably satisfactory to the indemnified party. The indemnified party may participate in any such defense or settlement, but Parent shall not be liable to such indemnified party for any legal or other expenses incurred by such indemnified party in connection with the defense thereof. It shall be a condition to the inclusion of a Stockholder’s Registrable Securities in the Registration Statement that the Stockholder agrees, severally and not jointly with any other Stockholder, to indemnify and hold harmless Parent and its directors, officers and each Person, if any, that controls Parent within the meaning of the Securities Act, against any Losses to which Parent or other such Person may become subject by reason of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such Losses arise out of or are based upon information furnished in writing to Parent by or on behalf of such Stockholder for use in the Registration Statement. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any action or claim in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. This Section 7.02(m) will be separate from any indemnity obligations included in an underwriting agreement entered into in connection with the registration of the Registrable Securities.
          (n) Promptly after receipt by an indemnified party under this Section 7.02 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.02, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnifying party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.02, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.02. This Section 7.02(n) will be separate from any indemnity obligations included in an underwriting agreement entered into in connection with the registration of the Registrable Securities.
          (o) If the indemnification provided for in Section 7.02(m) is unavailable to an indemnified party with respect to any Losses referred to therein or is insufficient to hold the indemnified party harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements, omissions or other actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other factors, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 7.02(k) were determined by pro rata allocation or by any other method of allocation that fails to take account of the equitable considerations referred to above. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, notwithstanding the foregoing, no Stockholder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Stockholder pursuant to the Registration Statement, and in no event shall a Stockholder’s liability pursuant to this Section 7.02(o), when combined with the amounts paid or payable by such Stockholder pursuant to Section 7.02(m), exceed the proceeds from the offering received by such Stockholder, except in the case of fraud by such Stockholder. This Section 7.02(o) will be separate from any contribution obligations included in an underwriting agreement entered into in connection with the registration of the Registrable Securities.
          (p) Parent covenants that, for so long as (i) Parent has a class of securities registered under Section 12 of the Exchange Act and (ii) there are Registrable Securities outstanding, it will

               (i) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Registration Statement;
               (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and
               (iii) furnish to any Stockholder, so long as the Stockholder owns any Registrable Securities forthwith upon request (A) to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of SEC rule 144, the Securities Act, and the Exchange Act and (B) such other information as may be reasonably requested in availing any Stockholder of any rule or regulation of the SEC that permits the selling of any such securities without registration.
          (q) Parent’s obligations under this Section 7.02 (other than Sections 7.02(m), (n), (o) and this Section 7.02(q)) shall terminate, with respect to each Stockholder, on the date on which all of such Stockholder’s Registrable Securities may be sold without restriction pursuant to Rule 144 under the Securities Act. Each Stockholder’s rights under this Section 7.02 are personal to such Stockholder and non-transferable except by will or in accordance with the laws of descent and distribution in connection with the transfer of some or all of his, her or its Registrable Securities to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders. Parent’s obligations under this Section 7.02 may be waived in any instance by the Stockholders’ Representative (on behalf of any or all Stockholders).
          (r) Any notice sent by Parent to any address included in the Registration Rights Questionnaire of a Stockholder shall constitute notice to such Stockholder under this Section 7.02.
     7.03 Indemnification of Directors and Officers.
          (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of any Company or any predecessor thereof (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of a Company or any predecessor thereof, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within thirty (30) Business Days of receipt by Parent or the Surviving Corporation from the Company Indemnified Party of a request therefor.

          (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of any Company or any predecessor thereof than are presently set forth in the Certificate of Incorporation and By-laws of such Company.
          (c) Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Company Indemnified Parties in connection with the enforcement of their rights provided in this Section 7.03.
          (d) The provisions of this Section 7.03 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.
     7.04 Employee Matters. Following the Effective Time, Parent shall give each employee of Parent or the Surviving Corporation who shall have been an employee of a Company immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company for purposes of (a) eligibility under any Parent Employee Plans and (b) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of a Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of Parent or any of its Subsidiaries.
     Following the Effective Time, Parent shall use its commercially reasonable efforts to provide, for twelve (12) months following the Closing, to those employees of the Company who continue to be employed by the Company following the Closing, health benefits on terms generally as favorable to such employees as currently provided by the Company’s health plan as in effect as of the date of this Agreement.

ARTICLE VIII
COVENANTS OF BOTH PARTIES
     The Parties hereto agree that:
     8.01 Obtaining Consents. Upon the terms and subject to the conditions set forth in this Agreement, each Company, Parent and MergerSub shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the Closing Date, the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement, including (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary waivers, consents, approvals and authorizations from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. In addition, upon the terms and subject to the conditions herein provided and subject to the Parties’ obligations under applicable Law, no Party hereto shall knowingly take or cause to be taken any action that could reasonably be expected to materially delay the satisfaction by the Closing Date of the conditions set forth in Article X. The Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Parties shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Parties agree that neither Company or Parent shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 8.01.
     8.02 Public Announcements. No party shall originate any publicity, press release or public announcements, written or oral, whether to the public or press, relating to this Agreement, the Merger, including its existence, the terms hereunder or the performance or satisfaction of, or status of any covenants or conditions under this Agreement without the prior written consent of the other Parties. Each Company acknowledges that Parent may make such announcements and disclosures that it deems necessary to comply with applicable Law or any securities exchange or Nasdaq rule (in which case the disclosing party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).
ARTICLE IX
TAX MATTERS
     9.01 Returns; Cooperation on Tax Matters.

          (a) Parent and the Stockholders’ Representatives shall cooperate fully, as and to the extent reasonably required by the other Party, in connection with the preparation and filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any audit, claim, suit or proceeding relating to any Tax Return. The Stockholders’ Representatives and Parent shall cooperate in the conduct of any audit or other proceeding related to Taxes involving the Business or the Merger. Parent and the Surviving Corporation agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 9.01(a) for a period of seven (7) years from the Closing Date (or such longer period as may be requested in writing by Stockholders’ Representative) and agree to afford the Stockholders’ Representatives reasonable access to such records during normal business hours.
          (b) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Holdings and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for any Straddle Period in a manner consistent with past practice, except as required by applicable Law. Parent shall provide a draft of any such Tax Return to the Stockholders’ Representatives no later than thirty-five (35) days prior to the date on which such Tax Return is required to be filed (for the avoidance of doubt, including extensions), except for Tax Returns due less than thirty-five (35) days after the close of the relevant tax period. The Stockholder’s Representatives shall submit any comments the Stockholders’ Representatives may have on such Tax Return no later than five (5) days prior to the date in which such Tax Return is required to be filed. Unless otherwise required by applicable Law, the Parent shall prepare such Tax Returns in accordance with the Stockholders’ Representatives’ changes and comments.
     9.02 Tax Indemnification. Stockholders shall indemnify Parent and its affiliates and hold them harmless from any against any liability resulting from or relating to (i) any Tax attributable to all Pre-Closing Tax Periods imposed upon Holdings or its Subsidiaries, other than any Taxes included in Schedule 2.03(b) or Taxes attributable to actions of the Parent on the Closing Date after the Effective Time; (ii) any Tax of any member of an affiliated, consolidated, combined, or unitary group of which Holdings or any of its Subsidiaries (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) all Taxes of any Person (other than Holdings and its Subsidiaries) imposed on Holdings or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date, and (iv) the inaccuracy in or breach of any of the representations, warranties, and covenants set forth in Section 3.20 (Tax Matters), Section 6.07 (Tax Matters), and Section 3.07(a)(vi) (with respect to Tax matters) of this Agreement.
     9.03 Straddle Periods. For purposes of this Agreement, including Section 9.02 (Tax Indemnification), in the case of any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the Tax attributable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, sales or use, employment, or withholding, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the Tax year or period ended as of the close of business on the Closing Date.
     9.04 Transfer Taxes. Parent shall be liable for 50% and the Stockholders shall be liable for 50% of any and all Transfer Taxes. The applicable Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre sale filing procedure, and to obtain any exemption or refund of any such Transfer Taxes.
     9.05 FIRPTA Certificate. On or prior to the Closing Date, Holdings shall deliver to Parent a duly authorized and executed certificate, sworn under penalty of perjury and in a form consistent with Treasury Regulation Section 1.1445-2(c)(3), certifying that the interests in Holdings are not “U.S. real property interest”; provided that, if Holdings does not deliver such certificate, Parent shall have the right to withhold from the Merger Consideration in accordance with Section 1445 of the Code.
     9.06 Refunds. If the Parent receives any refund of Taxes attributable to any Pre-Closing Tax Period (along with any interest received on the account of such refund, the “Tax Refund”), Parent shall pay in cash, within 10 days after receipt of the Tax Refund, as additional Merger Consideration to each Stockholder and Optionholder an amount, with respect to each Holdings Series A Preferred Share and Holdings Common Share held by such Stockholder immediately prior to the Effective Time or each Holdings Common Share issuable upon the exercise of the Options held by such Optionholder which are, or will be at the Closing, vested (or that automatically vest in connection with the Merger), as the case may be, equal to the quotient of the Tax Refund divided by the sum of (i) that number of Holdings Common Shares issued and outstanding immediately prior to the Effective Time, (ii) that number of Holdings Common Shares issuable upon conversion of the issued and outstanding Holdings Series A Preferred Shares immediately prior to the Effective Time and (iii) that number of Holdings Common Shares that are subject to issuance upon the exercise of Options vested (or that automatically vest in connection with the Merger) immediately prior to the Effective Time.
ARTICLE X
CLOSING CONDITIONS
     10.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Stockholder Approval. Parent shall have received Company Stockholder Written Consents from all Stockholders (the “Requisite Stockholder Approval”).
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction and no other statute or Law (collectively, “Restraints”) shall be in effect prohibiting the consummation of the Merger, and there shall be no pending action or proceeding before any Governmental Entity seeking any such judgment, order or decree; provided, however, that prior to asserting this condition, each of the Parties shall have used its reasonable best efforts to prevent the entry of any such injunction, order or decree and to appeal as promptly as possible any such injunction, order or decree that may have been entered.
     10.02 Conditions to the Obligations of Parent and MergerSub. The obligation of Parent and MergerSub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of each Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall be true and correct as of such earlier date, (ii) to the extent such representations and warranties are qualified with regard to “materiality” or “Material Adverse Change,” in which case such representations and warranties shall be true and correct and (iii) to the extent that the representation in the last sentence of Section 3.02 shall be true and correct in all material respects subject to the Bankruptcy and Equity Exception. Parent shall have received a certificate signed on behalf of each Company by the chief executive officer of such Company to such effect.
          (b) Performance of Obligations of each Company. Each Company shall have performed in all material respects all agreements, obligations and covenants required to be performed by or complied with it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of each Company by the chief executive officer of such Company to such effect.
          (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, development or change, individually or in the aggregate with other events, developments or changes, which has resulted or could reasonably be expected to result in a Company Material Adverse Change. Parent shall have received a certificate signed on behalf of each Company by the chief executive officer of Holdings to such effect.
          (d) Opinion of Company Counsel. Parent shall have received an opinion letter of Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to Holdings, dated as of the Closing Date, in the form of Exhibit D.
          (e) [Reserved]
          (f) Other Deliverables. Holdings shall deliver or cause to be delivered to Parent the following items:
               (i) this Agreement, duly executed by each Company;
               (ii) the Escrow Agreement, duly executed by Holdings; and

               (iii) copies of resolutions duly adopted by the board of directors of each Company authorizing and approving each Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by a Secretary or Assistant Secretary of such Company as true and of full force.
          (g) Stockholder Representation Letter. The Stockholders shall each deliver a Stockholders Representation Letter in the form of Exhibit E, duly executed by the Stockholder.
          (h) Non-Competition Agreements. Parent shall have received non-competition agreements, in a form satisfactory to Parent, dated as of the Closing Date, duly executed by each of Thomas C. Cronin, William D. Haylon and Kathleen Belmonte.
     10.03 Conditions to Obligation of the Companies. The obligation of Holdings to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of each of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall be true and correct as of such earlier date and (ii) to the extent such representations and warranties are qualified with regard to “materiality” or “Material Adverse Change,” in which case such representations and warranties shall be true and correct. Holdings shall have received a certificate signed on behalf of each of Parent and MergerSub by the chief executive officer or chief financial officer of Parent and MergerSub respectively, to such effect.
          (b) Performance of Obligations of Parent and MergerSub. Each of Parent and MergerSub shall have performed in all material respects all agreements, obligations and covenants required to be performed by or complied with it under this Agreement at or prior to the Closing Date. Holdings shall have received a certificate signed on behalf of Parent and MergerSub by the chief executive officer or chief financial officer of Parent and MergerSub, respectively, to such effect.
          (c) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, development or change, individually or in the aggregate with other events, developments or changes, which has resulted or could reasonably be expected to result in a Parent Material Adverse Change. Holdings shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.
          (d) Opinion of Parent Counsel. Holdings shall have received an opinion letter of Goodwin Procter LLP, counsel to Parent, dated as of the Closing Date, in the form of Exhibit F.
          (e) Other Deliverables. Parent shall deliver or cause to be delivered to Holdings the following items:

               (i) this Agreement, duly executed by Parent and MergerSub;
               (ii) the Escrow Agreement, duly executed by Parent; and
               (iii) copies of resolutions duly adopted by the board of directors of Parent authorizing and approving Parent’s execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by a Secretary or Assistant Secretary of Parent as true and of full force.
ARTICLE XI
TERMINATION AND AMENDMENT
     11.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 11.01(b) through 11.01(f), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after receipt of the Requisite Stockholder Approval:
          (a) by mutual written consent of Parent, MergerSub and Holdings; or
          (b) by either Parent or Holdings if the Merger shall not have been consummated by June 30, 2011; or
          (c) by either Parent or Holdings if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
          (d) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 10.02(a) or 10.02(b) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by Holdings of written notice of such breach or failure to perform from Parent; or
          (e) by Holdings, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or MergerSub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 10.03(a) or 10.03(b) not to be satisfied and (ii) shall not have been cured within 20 days following receipt by Parent of written notice of such breach or failure to perform from Holdings; or
          (f) by Parent, if the Required Stockholder Approval shall not have been obtained prior to three (3) hours after the execution of this Agreement.
     Notwithstanding the foregoing, in the event Parent is entitled to terminate this Agreement pursuant to Section 11.01(d), Parent shall have the right to proceed with the Merger and the transactions contemplated by this Agreement without waiving, or being deemed to have waived, any rights it may have to recover damages or to make indemnity claims on account of the events, circumstances or conditions giving rise to such right of termination.
     11.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Parent, the Companies, MergerSub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any Party from liability for damages (including, in the case of damages sought by Holdings, damages based on the consideration payable to the Stockholders and Optionholders pursuant to this Agreement) for any willful breach of this Agreement (including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement) and (b) the provisions of this Section 11.02 (Effect of Termination) and Article XIII (Miscellaneous) of this Agreement and the Mutual Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
     11.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Stockholder Approval, but, after receipt of the Required Stockholder Approval no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE XII
SURVIVAL; INDEMNIFICATION
     12.01 Survival.
          (a) All covenants and agreements set forth in this Agreement shall survive the Closing Date and any investigation by or on behalf of any Party hereto and shall continue until the date set forth in each such covenant or agreement and, if no such date is set forth therein, then indefinitely.
          (b) The representations and warranties of each Company contained in this Agreement shall survive the Closing Date and shall terminate at 5:00 p.m., Boston time, on the date which is twelve (12) months after the Closing Date (the “Expiration Date”), except (i) as to any matter to which Parent has made a claim for indemnification pursuant to the terms of this Agreement on or prior to such date, in which case such representation and warranty shall survive the expiration of such period (only for the purpose of such claim) until such claim is finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof and (ii) with respect to the representations and warranties of Company set forth in Section 3.20 (Tax Matters), Section 3.03 (Capital Stock and Securities) and Section 3.21 (Finders’ Fees) (the “Surviving Representations”), which shall survive for a period of sixty (60) days after the expiration of the applicable statute of limitations, if any, that may exist with respect thereto (giving effect to any waiver or extension thereof).

          (c) The representations and warranties of Parent contained in this Agreement, shall survive the Closing Date and shall terminate at 5:00 p.m., Boston time, on the Expiration Date except as to any matter to which Company or any Securityholder (as defined below) has made a claim for indemnification pursuant to the terms of this Agreement on or prior to such date, in which case such representation and warranty shall survive the expiration of such period (only for the purpose of such claim) until such claim is finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof.
          (d) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made in this Agreement shall not limit or diminish or in any way affect such representations and warranties, and the Parties may rely on such representations and warranties and covenants irrespective of any information obtained by them in any investigation, examination or otherwise.
     12.02 Indemnification of Parent. As a material inducement to Parent’s willingness to enter into and perform this Agreement and its payment of the Merger Consideration, each Company prior to the Closing, and each Stockholder and Optionholder (each a “Securityholder”), following the Closing, severally and not jointly, shall, subject to the limitations set forth in this Article XII, indemnify, defend and hold harmless Parent against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by Parent, MergerSub or any Affiliate of Parent or MergerSub as a result of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of any Company set forth herein; or
          (b) any breach or nonperformance of any covenants or agreements made by any Company in or pursuant to this Agreement;
provided, however, that Parent shall not be indemnified under this Section 12.02 for any Loss for which indemnification is available under Section 9.02.
     12.03 Indemnification of Holdings. As a material inducement to Holding’s willingness to enter into and perform this Agreement, Parent shall, subject to the limitations set forth in this Article XII, indemnify, defend and hold harmless prior to the Closing, each Company, and following the Closing, the Securityholders, against any and all Losses incurred or suffered, prior to the Closing, by any Company and any of their Affiliates, and, following the Closing, by any Securityholder, as a result of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of Parent or MergerSub set forth herein; or
          (b) any breach or nonperformance of any covenants or agreements made by Parent or MergerSub in or pursuant to this Agreement.

     12.04 Indemnification Procedures.
          (a) Any Party seeking indemnification under Section 9.02, 12.02 or 12.03 (each, an “Indemnified Party”) shall give prompt written notice (the “Notice of Claim”) to the other Party (the “Indemnifying Party”) of (i) any Loss in respect of which the Indemnified Party has a duty to indemnify such Indemnified Party under this Agreement or (ii) the commencement of any action, suit or proceeding by a third party for which indemnification may be sought or if earlier upon the assertion of any such claim by a third party. The Notice of Claim, in the case of clause (i) shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Notice of Claim relates and the amount of the Loss for which indemnification is being sought, and in the case of clause (ii) shall specify in reasonable detail the facts constituting the basis for the third-party claim and the amount of Losses claimed; provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party with a Notice of Claim shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party demonstrates that the defense of any third-party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice; provided further, however, that no Notice of Claim with respect to a breach of a representation or warranty shall be given after the Expiration Date (for the representations and warranties that terminate as of such date) or the expiration of the Surviving Representations as provided in Section 12.01.
          (b) If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnifying Party, on the one hand, and those of the Indemnified Party, on the other hand, with respect to such claim, the Indemnified Party may retain counsel satisfactory to it and to the Indemnifying Party and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Losses for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. Notwithstanding anything to the contrary contained herein, in the event that Parent determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect (it being understood by the Parties that any action relating to alleged misrepresentations or breach of Section 3.13, 3.22, 3.23 or 3.24 shall be deemed to “materially adversely affect”) Parent or Parent’s rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then Parent may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement provided that Parent conducts the defense of such claim actively and diligently. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.
          (c) The Indemnified Party shall not agree to any settlement of any claim, suit, and action, cause of action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of any claim, suit, action, cause of action or proceeding which does not include as an unconditional term thereof the giving by the claimant or plaintiff of a complete irrevocable release of the Indemnified Party from all liability in respect to such claim or litigation or which requires action (or limits action) of the Indemnified Party other than the payment of money that would be considered to be Losses under this Agreement.
          (d) Within 30 days after delivery of a Notice of Claim that does not involve a third-party claim, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the claimed Losses (in which case (x) if the Indemnifying Party is Parent, such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the claimed Losses, by check or by wire transfer and (y) if the Indemnifying Party is the Securityholders, the Stockholder Representative shall take such actions as are required pursuant to the Escrow Agreement to cause the claimed Losses to be released to Parent from the Escrow Fund), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the claimed Losses (the “Agreed Amount”) (in which case (x) if the Indemnifying Party is Parent, such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer and (y) if the Indemnifying Party is the Securityholders, the Stockholder Representative shall take such actions as are required pursuant to the Escrow Agreement to cause the Agreed Amount to be released to Parent from the Escrow Fund) or (C) contest that the Indemnified Party is entitled to receive any of the claimed Losses. If the Indemnifying Party in such response contests the payment of all or part of the claimed Losses, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 13.06.
     12.05 Methods of Payment; Limitations
          (a) Notwithstanding any other provision in this Article XII and except in the case of claims based on fraud, (i) the amount of Losses that may be recovered by Parent under Section 9.02 and this Article XII shall not exceed the Escrow Amount and shall be payable solely out of the Escrow Fund pursuant to the terms of the Escrow Agreement (provided, however, that claims under Section 12.02(a) with respect to the Surviving Representations or Section 9.02 shall not be limited to the Escrow Amount, and that Parent shall continue to be entitled to indemnification under Sections 9.02 and 12.02(a) with respect to such claims outside of the Escrow Fund only following such time as the Escrow Fund shall have been exhausted through distributions to Parent and/or the Securityholders in accordance with this Agreement and the Escrow Agreement); and (ii) Parent shall not be permitted to recover any Losses under this

Article XII (other than Losses under Section 12.02(a) with respect to the Surviving Representations or under Section 9.02) until such Losses exceed $200,000, at which point Parent shall recover such Losses in excess of $200,000. In the absence of fraud and except in the case of any claims under Section 12.02(a) with respect to any of the Surviving Representations or claims under Section 9.02, in no event shall any Securityholder have any personal liability for any Losses and Parent’s sole recourse for any Losses shall be the Escrow Fund.
          (b) In the event Losses may be reimbursable through insurance proceeds, the following procedure shall be applicable. The amount of the Losses shall initially be paid from the Escrow Fund as if such Losses were not reimbursable through insurance. Parent shall use reasonable best efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Losses it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Losses, but shall not be obligated to commence litigation with respect thereto unless the costs of such litigation are available from and advanced out of the Escrow Fund. In the event that an insurance or other recovery is made by Parent with respect to any Losses for which Parent has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery attributable to the claim which was paid from the Escrow Fund shall be (net of previously unreimbursed litigation and collection costs) deposited into the Escrow Fund and disbursed through the procedures otherwise applicable to the Escrow Fund; provided, however, in no event shall the amount deposited into the Escrow Fund exceed the amounts paid from the Escrow Fund with respect to such claim.
          (c) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Affiliate of Parent) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of, and in connection with, such inaccuracy or breach.
          (d) From and after the date hereof, the indemnification provisions provided in this Article XII shall be the sole and exclusive remedy available to the Parties hereto and their Affiliates with respect to any breach of the representations, warranties, covenants or agreements of the Parties to this Agreement; provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including, without limitation, with respect to breaches of Article III, Article IV or Article V of this Agreement.
          (e) For purposes of this Article XII, (i) if the Securityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholder Representative and (ii) if the Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representative.

     12.06 Treatment. All indemnification payments made under this Agreement shall be treated as adjustments to the Merger Consideration for Tax purposes, and the Parties agree to file their Tax Returns accordingly.
ARTICLE XIII
MISCELLANEOUS
     13.01 Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:
          if to Parent, to:
Insulet Corporation
9 Oak Park Drive
Bedford, MA 01730
Attn: General Counsel
Telephone: (781) 457-5000
Facsimile: (781) 357-4281
with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Raymond C. Zemlin, Esq.
Telephone: (617) 570-1000
Facsimile: (617) 523-1231
          if to Company, to:
Neighborhood Holdings, Inc.
15 Commonwealth Ave,
Woburn, MA 01801
Attention: Chairman of the Board and Chief Executive Officer
Telephone: (781) 782-1244
Facsimile: (781) 782-0544
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street

Boston, MA 02109
Attention: Thomas S. Ward
Telephone: (617) 526-6374
Facsimile: (617) 526-5000
     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties to this Agreement notice in the manner herein set forth.
     13.02 Waivers.
          (a) Any provision of this Agreement may be waived by a Party if the waiver is in writing and signed by the Party to be bound. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach of the same term or condition or as a waiver of any other term or condition of this Agreement.
          (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     13.03 Expenses. Except as set forth in Section 2.03, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
     13.04 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person or entity any rights or remedies hereunder, except (a) with respect to Section 7.03 (with respect to which the Company Indemnified Parties shall be third party beneficiaries) and (b) with respect to Sections 7.02 and 12.03 (with respect to which the Securityholders shall be third party beneficiaries) and (c) from and after the Effective Time, the rights of Securityholders to receive the consideration set forth in Article II.
     13.05 Assignability; Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, MergerSub may assign this Agreement or any of its rights hereunder without the prior written consent of any other Party to any Affiliate of MergerSub.
     13.06 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of Laws thereof. For the purposes of establishing the Parties’ rights hereunder, each Party hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts located in the

City of Boston and the courts of the United States of America located in the City of Boston in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in accordance with the foregoing sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     13.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.
     13.08 Entire Agreement. This Agreement, the Mutual Confidentiality Agreement and the Ancillary Agreements (including the schedules and exhibits hereto and thereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, statement, fact, inducement, promise, understanding, condition or warranty not set forth in this Agreement (including the Schedules hereto) has been made or relied upon by either Party hereto.
     13.09 Captions. The captions and titles contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     13.10 Rules of Construction; Etc. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the Ancillary Agreements and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive; (vii) the word “agreement” shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

     13.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     13.12 Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or .pdf transmission.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PARENT
Insulet Corporation, a Delaware corporation

/s/ Duane DeSisto

By:	Duane DeSisto
Title:	President and Chief Executive Officer
[Signature Page to the Merger Agreement]

MERGERSUB

Nectar Acquisition I Corporation, a Delaware corporation

/s/ Duane DeSisto

By:	Duane DeSisto
Title:	President and Chief Executive Officer
[Signature Page to the Merger Agreement]

STOCKHOLDERS’ REPRESENTATIVES

By:	/s/ Christopher Grant, Jr.

Christopher Grant, Jr.

By:	/s/ Thomas Cronin

Thomas Cronin
[Signature Page to the Merger Agreement]

COMPANY

Neighborhood Holdings, Inc., a Delaware corporation

By:	/s/ Thomas Cronin

Name:	Thomas Cronin
Title:	President

Neighborhood Diabetes, Inc., a Massachusetts corporation

By:	/s/ Thomas Cronin

Name:	Thomas Cronin
Title:	President

Shelbourn Chemists, Inc., a New York corporation

By:	/s/ Thomas Cronin

Name:	Thomas Cronin
Title:	President

New York Diabetic Supply Corp., a New York corporation

By:	/s/ Thomas Cronin

Name:	Thomas Cronin
Title:	President
[Signature Page to the Merger Agreement]

Annex I
Stockholders
Salix Ventures II, L.P.
Salix Affiliates II, L.P.
William D. Haylon
Thomas C. Cronin
Louis R. Belmonte, Jr.
Kathleen Belmonte
Jeffrey Jacobs